Exhibit 10.3

NOTE: CERTAIN CONFIDENTIAL INFORMATION HAS BEEN OMITTED FROM THIS DOCUMENT AND REPLACED BY “[*]”. A COMPLETE COPY OF THIS DOCUMENT INCLUDING THE CONFIDENTIAL INFORMATION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

DISTRIBUTION AND LICENSE AGREEMENT

BY AND BETWEEN

NPS ALLELIX CORP.

NPS PHARMACEUTICALS, INC.

AND

NYCOMED GmbH

DATED

SEPTEMBER 24, 2007

ii

iii

DISTRIBUTION AND LICENSE AGREEMENT

This Distribution and License Agreement (this “Agreement”) is made and effective as of the 24th day of September, 2007 (the “Effective Date”) by and between NPS Allelix Corp., a Canadian corporation (“NPS Allelix”), having offices at MaRS Centre, 101 College Street, South Tower, Suite 800, Toronto, ON MSG 1L8 Canada, NPS Pharmaceuticals, Inc., a Delaware corporation (“NPS US”, and, together with NPS Allelix, collectively, “NPS”), having offices at Morris Corporate Center 1, 4th Floor, Building B, 300 Interpace Parkway, Parsippany, NJ 07054, and Nycomed GmbH, a German corporation with company registration number Hrb Nr 701257 (“Nycomed”), having offices at Byk Gulden Str. 2, 78467 Konstanz.

INTRODUCTION

1. NPS Controls certain patents, know-how and other rights related to the Product;

2. Nycomed has considerable knowledge and experience in developing, promoting and marketing pharmaceutical products throughout the Territory;

3. NPS and Nycomed believe that a distribution and license arrangement regarding the Product in the Territory would be desirable; and

4. On the terms and subject to the conditions set forth herein, NPS and Nycomed therefore desire to provide for the development, manufacture and commercialization of Product as described herein.

NOW, THEREFORE, for and in consideration of the mutual covenants contained herein, NPS and Nycomed, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

As used in this Agreement, the following terms, whether used in the singular or plural, shall have the meanings set forth below:

1.1 “Additional Indication” shall mean any indication for Product other than the Primary Indication.

1.2 “Affiliate” shall mean with respect to any Party, any Person controlling, controlled by or under common control with such Party. For purposes of this Section 1.2, “control” shall mean (a) in the case of a Person that is a corporate entity, direct or indirect ownership of fifty percent (50%) or more of the stock or shares having the right to vote (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) for the election of directors of such Person and (b) in the case of a Person that is an entity, but is not a corporate entity, the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

1.3 “API” shall mean the drug substance/active pharmaceutical ingredient of the Compound.

1.4 “Calendar Quarter” shall mean for each Calendar Year, each of the three (3) month periods ending March 31, June 30, September 30 and December 31; provided, however, that the first calendar quarter for the first Calendar Year shall extend from the Effective Date to the end of the first complete calendar quarter thereafter.

1.5 “Calendar Year” shall mean, for the first calendar year, the period commencing on the Effective Date and ending on December 31 of the calendar year during which the Effective Date occurs, and each successive period beginning on January 1 and ending twelve (12) consecutive calendar months later on December 31.

1.6 “CIGIM” shall mean chemotherapy-induced gastrointestinal mucositis.

1.7 “Claims” shall mean all charges, complaints, actions, suits, proceedings, hearings, investigations, claims and demands.

1.8 “CMO” shall mean a contract manufacturing organization.

1.9 “Commercialization” or “Commercialize” shall mean any and all activities directed to obtaining marketing, pricing and reimbursement approvals, marketing, promoting, Detailing, distributing, importing, exporting, offering for sale or selling a product. Commercialization shall not include any activities related to Development or Manufacturing.

1.10 “Compound” shall mean the compound known as teduglutide, as further described in Schedule 1.10, and any analogues, fragments, derivatives, receptors and compositions thereof.

1.11 “Control” or “Controlled” shall mean, with respect to any intellectual property right or other intangible property, the possession (whether by license or ownership, or by control over an Affiliate having possession by license or ownership) by a Party of the ability to grant to the other Party access and/or a license or sublicense as provided herein without violating the terms of any agreement with any Third Party.

1.12 “Co-Owned Patent Rights” shall mean the NPS Patent Rights, to the extent that such NPS Patent Rights were solely owned by NPS prior to the assignment in Section 3.1(b) hereof.

1.13 “Country” shall mean any generally recognized sovereign entity.

1.14 “Cover”, “Covering” or “Covered” shall mean, with respect to Product or Compound, or with respect to technology, that, in the absence of a license granted under a Valid Claim, the Manufacture, use, Commercialization, Development or importation of Product or the practice of such technology would infringe such Valid Claim.

1.15 “CPI” shall mean the Consumer Price Index – Urban Wage Earners Clerical Workers, U.S. City Average, All Items, 1982-84 = 100, published by the United States Department of Labor, Bureau of Statistics (or its successor equivalent index).

1.16 “Development” or “Develop” shall mean non-clinical and clinical research and drug development activities associated with development of Product for Regulatory Approval as a drug product, including without limitation toxicology, test method development and stability testing, process development, formulation development, delivery system development, quality assurance and quality control development, statistical analysis, clinical studies (including pre- and post-approval studies and Investigator Sponsored Clinical Studies), regulatory affairs, and product approval and clinical study regulatory activities (excluding regulatory activities directed to obtaining pricing and reimbursement approvals).

1.17 “Development Costs” shall mean costs incurred by the Parties after the Effective Date and specifically attributable to Developing the Compound or a Product, and may include without limitation:

(a) the out-of-pocket costs and expenses incurred to the extent not covered by (b) through (d);

(b) the costs of internal scientific, medical, technical or managerial personnel engaged in such efforts, which costs shall be determined based on the applicable FTE Rate, unless another basis is otherwise agreed by the Parties in writing;

(c) the costs and expenses of clinical supplies for such efforts, including without limitation, (i) direct costs and expenses incurred to purchase and/or package comparator or combination drugs or devices, and (ii) direct costs and expenses of disposal of clinical samples; and

(d) the direct costs and expenses incurred in connection with manufacturing process development and validation, manufacturing scale-up and improvements, stability testing and quality assurance/quality control development, and qualification and validation of Third Party contract manufacturers.

1.18 “Development Plan” shall mean the plan for the Development of the Compound or a Product for any Indication including, without limitation, the budget and nature, number and schedule of Development activities.

1.19 “Device” shall mean the drug delivery device described in Schedule 1.19 hereto and any future Improvements or replacements thereof.

1.20 “Diligent Efforts” shall mean, with respect to Product, the carrying out of obligations in a diligent and sustained manner using efforts not less than the efforts a Party devotes to a product of similar market potential, profit potential or strategic value resulting from its own research efforts, but excluding consideration of any obligation to the other Party under this Agreement.

1.21 “Drucker License Agreement” shall mean the License Agreement, dated September 28, 1995, by and among 1149336 Ontario Inc., Daniel J. Drucker, M.D. and Allelix Biopharmaceuticals Inc.

1.22 “EMEA” shall mean the European Medicines Agency or any successor agency thereto.

1.23 “Equivalent Product” shall mean any pharmaceutical product (other than any branded non-generic versions but Equivalent Product specifically includes any added-value generic versions) containing a glucagon-like peptide-2 (GLP-2) or any analog, homologue (including, but not limited to, teduglutide), or derivative or fragment thereof, including compositions thereof.

1.24 “European Union” or “EU” shall mean the Countries of the European Union, as it is constituted as of the Effective Date and as it may be expanded from time to time.

1.25 “Executive Officers” shall mean the Chief Executive Officer of NPS (or a senior executive officer of NPS designated by NPS’ Chief Executive Officer) and Nycomed’s Chief Executive Officer (or a senior executive officer of Nycomed designated by Nycomed’s Chief Executive Officer).

1.26 “Existing Third Party Agreements” shall mean the Drucker License Agreement, [*], the UTAUS License Agreement and the Restoragen License Agreement.

1.27 “FDA” shall mean the United States Food and Drug Administration or any successor agency thereto.

1.28 “Field” shall mean the treatment and diagnosis of all Indications in humans and animals.

1.29 “First Commercial Sale” shall mean, with respect to Product in a Country, the first commercial sale of Product in such Country.

1.30 “FTE” shall mean a full-time equivalent person year (consisting of a total of 1,750 hours) of work.

1.31 “FTE Rate” shall mean [*], increased or decreased by the percentage increase or decrease in the CPI as of the then most recent December 31 over the level of the CPI on December 31, 2006.

1.32 “Future Partner” shall mean a Third Party to whom NPS grants rights to Commercialize or distribute Product in North America.

1.33 “GAAP” shall mean United States generally accepted accounting principles.

1.34 “Governmental Authority” shall mean any court, tribunal, arbitrator, agency, legislative body, commission, official or other instrumentality of (a) any government of any Country, (b) a federal, state, province, county, city or other political subdivision thereof or (c) any supranational body.

1.35 “[*] Process” shall mean the process for manufacturing Compound currently being Developed by NPS which, for the avoidance of doubt, is a different process than the secreted process.

1.36 “Indications” shall mean the Primary Indication and the Additional Indications.

1.37 “Investigator Sponsored Clinical Study” shall mean a human clinical study of Product that is sponsored and conducted by a Third Party under an agreement with a Party pursuant to which such Party provides clinical supplies of Product and/or funding for such clinical study.

1.38 “Joint Intellectual Property” shall mean Joint Know-How and Joint Patent Rights, collectively.

1.39 “Joint Know-How” shall mean any Know-How that is developed or acquired jointly by the Parties or their Affiliates or sublicensees in connection with their collaborative activities pursuant to this Agreement during the Term including Joint Inventions.

1.40 “Joint Patent Rights” shall mean Patent Rights that Cover Joint Inventions or Joint Know-How.

1.41 “Know-How” shall mean any information and materials, whether proprietary or not and whether patentable or not, including without limitation ideas, concepts, formulas, methods, procedures, designs, compositions, plans, documents, data, inventions, discoveries, trade secrets, works of authorship, compounds and biological materials, solely to the extent such know-how is directly related to the research, Development, Manufacture or Commercialization of Compound or Product in the Field.

1.42 “Losses” shall mean any and all damages (including all incidental, consequential, statutory and treble damages), awards, deficiencies, settlement amounts, defaults, assessments, fines, dues, penalties, costs, fees, liabilities, obligations, taxes, liens, losses, lost profits and expenses (including without limitation court costs, interest and reasonable fees of attorneys, accountants and other experts) incurred by or awarded to Third Parties and required to be paid to Third Parties with respect to a Claim by reason of any judgment, order, decree, stipulation or injunction, or any settlement entered into in accordance with the provisions of this Agreement, together with all documented out-of-pocket costs and expenses incurred in complying with any judgments, orders, decrees, stipulations and injunctions that arise from or relate to a Claim of a Third Party.

1.43 “Major EU Country” shall mean the United Kingdom, Germany, France, Italy and Spain.

1.44 “Manufacturing” or “Manufacture” shall mean activities directed to producing, manufacturing and processing Product.

1.45 “Master Cell Bank” means NPS’ master cell banks containing the host cells (with the plasmid incorporated therein) used in the fermentation process for the production of recombinant glycine2-human glucagon-like peptide-2(ALX-600(Teduglutide)) as a secreted material in the fermentation culture broth and as a fusion peptide for the inclusion bodies in the host cell. The Master Cell Bank for the secreted process is designated [*] and is used to generate the Working Cell Bank for such process. The Master Cell Bank for the [*] Process is designated [*] and is used to generate the Working Cell Bank designated [*].

1.46 “NDA” shall mean a new drug application or supplemental new drug application or any amendments thereto submitted to the FDA in the United States.

1.47 “NEC” means necrotizing enterocolitis.

1.48 “Net Sales” shall mean, with respect to Product, the gross invoiced commercial sales of Product by Nycomed, its Affiliates and sublicensees to Third Parties in the Territory (and for the purposes of Section 4.5 only, sales of Product by NPS, its Affiliates or Future Partners, in Canada and/or Mexico, as applicable), less the following deductions to the extent included in the gross invoiced sales price for Product or otherwise directly paid, allowed, accrued, or incurred by Nycomed, its Affiliates or sublicensees with respect to the sale of Product:

(a) quantity or cash discounts, credits, retroactive price reductions, rebates, allowances and adjustments granted, to the extent usual and customary in the pharmaceutical industry and consistent with Nycomed’s usual course of dealing for its products other than Product (including, without limitation, government mandated and managed healthcare negotiated rebates);

(b) amounts repaid, credited or written off by reason of rejections, recalls, billing errors and returns;

(c) sales, excise, turnover, inventory, value-added, and similar taxes assessed on the sale of Product (other than income taxes of Nycomed, its Affiliates or sublicensees), and import and customs duties; and

(d) transportation, importation, shipping insurance and other handling expenses.

Notwithstanding the foregoing, in any case where Product is sold or otherwise disposed of in a transaction that is not an arm’s length sale of Product exclusively for cash that is separate from any sale or disposition of other products or of services, Net Sales shall mean the greatest of:

(x) the Net Sales amount for Product sold in such transaction determined as provided above, with any non-cash consideration attributable to such transaction valued at fair market value;

(y) if there has been any arm’s length sale of Product separate from any sale or disposition of other products or of services to a non-sublicensee Third Party, the Net Sales amount, determined as provided above, for the most contemporaneous such sale; or

(z) if there has been no such arm’s length sale, the fraction of the overall value of such transaction reasonably attributed to Product sold in such transaction, with any non-cash consideration attributable to such transaction valued at fair market value.

For sake of clarity, sales by Nycomed, its Affiliates or sublicensees to distributors and wholesalers shall be considered sales to Third Parties.

1.49 “North America” shall mean the United States, Mexico and Canada.

1.50 [*].

1.51 “NPS Intellectual Property” shall mean NPS Know-How and NPS Patent Rights.

1.52 “NPS Know-How” shall mean any Know-How that is Controlled by NPS on the Effective Date, but shall not include Joint Know-How.

1.53 “NPS Patent Rights” shall mean Patent Rights, to the extent that they (a) Cover NPS Know-How or are directly related to the Manufacture, use, Commercialization or Development of Compound or Product in the Field, and (b) are Controlled by NPS, but shall not include Joint Patent Rights.

1.54 “NPS Royalty Term” shall mean the NPS Initial Royalty Term and the NPS Secondary Royalty Term.

1.55 “NPS Initial Royalty Term” shall mean the period commencing on the Effective Date and ending on the later of, on a Country-by-Country and Product-by-Product basis, (a) ten (10) years from First Commercial Sale of Product in such Country and (b) the expiration or termination of the last to expire Valid Claim of a Patent Right listed on Schedule 1.55 Covering such Product in such Country.

1.56 “NPS Secondary Royalty Term” shall mean the period commencing at the end of the NPS Initial Royalty Term, on a Country-by-Country and Product-by-Product basis, and ending twenty (20) years from First Commercial Sale of Product, on a Country-by-Country and Product-by-Product basis.

1.57 “Nycomed Intellectual Property” shall mean Nycomed Know-How and Nycomed Patent Rights.

1.58 “Nycomed Know-How” shall mean any Know-How that either (a) is Controlled by Nycomed on the Effective Date or (b) comes within Nycomed’s Control during the Term, including Nycomed Sole Inventions, but shall not include Joint Know-How.

1.59 “Nycomed Patent Rights” shall mean Patent Rights, to the extent that they (a) Cover Nycomed Know-How or are directly related to the Manufacture, use, Commercialization or Development of Compound or Product in the Field, and (b) are Controlled by Nycomed, but shall not include Joint Patent Rights.

1.60 “Nycomed Royalty Term” shall mean the Nycomed Initial Royalty Term and the Nycomed Secondary Royalty Term.

1.61 “Nycomed Initial Royalty Term” shall mean the period commencing on the Effective Date and ending, on the later of, on a Country-by-Country and Product-by-Product basis, (a) ten (10) years from First Commercial Sale of such Product in such Country on a Country-by-Country and Product-by-Product basis and (b) the expiration or termination of the last to expire Valid Claim of a Patent Right Covering such Product in such Country.

1.62 “Nycomed Secondary Royalty Term” shall mean the period commencing at the end of the Nycomed Initial Royalty Term, on a Country-by-Country and Product-by-Product basis, and ending twenty (20) years from First Commercial Sale of Product, on a Country-by-Country and Product-by-Product basis.

1.63 “Ongoing Studies” shall mean the following clinical studies: (a) CL0600-004 entitled “A Study of the Efficacy of Teduglutide in Subjects with Parenteral Nutrition-Dependent Short Bowel Syndrome”, (b) CL0600-005 entitled “A Study of the Efficacy of Teduglutide in Subjects with Parenteral Nutrition-Dependent Short Bowel Syndrome Who Completed Protocol CL0600-004”, and (c) CL0600-017 entitled “Pharmacokinetics of 20mg Teduglutide in Subjects with Moderately Impaired Hepatic Function Compared to Healthy Subjects with Normal Hepatic Function”.

1.64 “Parties” shall mean NPS and Nycomed.

1.65 “Party” shall mean either NPS or Nycomed.

1.66 “Patent Rights” shall mean patents and patent applications and all substitutions, divisions, continuations, continuations-in-part, any patent issued with respect to any such patent applications, any reissue, reexamination, renewal or extension (including any supplemental protection certificate) of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent, and all counterparts thereof in any Country.

1.67 “Person” shall mean any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government, or any agency or political subdivisions thereof.

1.68 “Phase III Clinical Study” shall mean a clinical study of Product in human subjects to confirm with statistical significance the efficacy and safety of Product performed to obtain Regulatory Approval for Product in any Country, which shall be deemed commenced when the first patient in such study has received his or her initial dose of Product.

1.69 “Phase IV Clinical Study” shall mean a clinical study initiated after Product has been granted Regulatory Approval in any Country, and which is aimed at strengthening the clinical evidence for Product to be used in the Commercialization of Product.

1.70 “Primary Indication” shall mean SBS.

1.71 “Product” shall mean any pharmaceutical formulation, dosing and administration form containing the Compound as an active ingredient.

1.72 “Regulatory Approval” shall mean, with respect to a particular Indication for Product, any approval (including price approvals), registration, license or authorization from any Governmental Authority required for the Manufacture, Development, Commercialization, distribution, sale, storage or transport of Product for such Indication in any Country of the Territory, and shall include, without limitation, an approval, registration, license or authorization granted in connection with any Regulatory Approval Application.

1.73 “Regulatory Approval Application” shall mean, with respect to a particular Indication for Product, the submission to the relevant Governmental Authority of an appropriate application seeking any Regulatory Approval, and shall include, without limitation, a marketing authorization application, supplementary application or variation thereof, NDA or any equivalent applications in any Country of the Territory.

1.74 “Regulatory Authority” shall mean any federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority over the marketing and sale of a pharmaceutical product in a Country, including without limitation FDA in the United States and EMEA in the EU.

1.75 “Restoragen License Agreement” shall mean the Exclusive License Agreement, dated November 21, 2002, by and between Restoragen, Inc. and NPS Pharmaceuticals, Inc.

1.76 “SBS” shall mean short bowel syndrome.

1.77 “SBS Clinical Supply Cost” shall mean, with respect to Product or the Device, as applicable, for Development for the Primary Indication, [*].

1.78 “Successful Proof of Concept Study” shall mean proof of efficacy in a particular Indication in the form of a clinical study that generates, confirms or otherwise provides an adequate benefit-risk for Product through statistically meaningful endpoints, which may be derived from one or more doses in accordance with the statistical analysis plan described in a Development Plan and which is used as the basis for a decision to move forward with a Regulatory Approval strategy for an Indication or a label change for a previous Indication for Product.

1.79 “Territory” shall mean the entire world and all Countries, territories and possessions therein, except for North America.

1.80 “Third Party” shall mean any Person other than a Party or any of its Affiliates.

1.81 “United States” shall mean the United States of America and its territories and possessions.

1.82 “UTAUS License Agreement” shall mean the Non-Exclusive Patent License Agreement, UTAUS Agreement No. 02-073, dated May 15, 2004, by and between the Board of Regents of the University of Texas System and NPS Allelix Corp.

1.83 “Validation Batch” shall mean any one of each of three (3) consecutive batches of API or dosage form which conform to the critical parameters described in the process and which are Manufactured according to the Manufacturing process.

1.84 “Valid Claim” shall mean, with respect to any Country, a Claim of an issued and unexpired patent or a Claim included in a pending patent application within the NPS Intellectual Property, Nycomed Intellectual Property or Joint Intellectual Property in such Country Covering the Compound or Product which has not been held unenforceable, unpatentable or invalid by a decision of a court or other Governmental Authority of a competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

1.85 “Working Cell Banks” means NPS’ working cell banks containing the host cells (with the plasmid incorporated therein) used in the fermentation process for the production of recombinant glycine2-human glucagon-like peptide-2(ALX-0600(Teduglutide)) as a secreted material in the fermentation culture broth and as a fusion peptide for the inclusion bodies in the host cell. The Working Cell Banks for the secreted process are designated [*] and are generated from the Master Cell Bank for such process. The Working Cell Bank for the [*] Process is designated [*] and is generated from the Master Cell Bank designated [*].

1.86 Additional Definitions. Each of the following definitions is set forth in the Section of this Agreement indicated below:

Definition	Section
1974 Convention	13.1
Active Party	4.2(g)
Additional Committees	2.3
Agreement	Preamble
ATCC	6.6
Breaching Party	11.2(c)
[*]	6.6
CIGIM Proposal	4.2(e)
Code	11.3(c)
Competing Product	10.1
Confidential Information	9.1
Controlling Party	6.4
Developing Party	6.5(b)
Effective Date	Preamble
Improvement	8.1(c)
IND	4.2(e)
Indemnified Party	10.7(a)
Indemnifying Party	10.7(a)
Initial Development Plan	4.2(c)
Initial Enforcement Rights Party	8.3(c)
Invalidity Claim	8.4

Definition	Section
Joint Development Committee	2.2(a)
Joint Inventions	8.1(b)
Joint Development Plans	2.2(b)(v)
Litigation Condition	10.7(b)
Management Committee	2.1(a)
Milestone Data	4.5(b)(i)
Negotiation Period	3.5
Non-Breaching Party	11.2(c)
NPS	Preamble
NPS Allelix	Preamble
NPS US	Preamble
NPS Sole Inventions	8.1(a)
Nycomed	Preamble
Nycomed Offer	3.5
Nycomed Royalty Term	4.5(b)(i)
Nycomed Sole Inventions	8.1(a)
Offer Period	3.5
Passive Party	4.2(g)
Primary Indication Announcement	4.5(b)(i)
Product Trademarks	8.8(a)
Promotional Materials	5.2(a)
Product Trademark Infringement Claim	8.8(e)(i)
Secondary Enforcement Rights Party	8.3(c)
Severed Clause	13.3
Shared Development Costs	7.12(a)
Sole Inventions	8.1(a)
Term	11.1
Termination Notice	7.2
Termination Period	7.2
Third Party Claim	10.7(a)
Trademark Infringement Notice	8.8(e)(ii)

ARTICLE 2

MANAGEMENT OF COLLABORATIVE ACTIVITIES

2.1 Management Committee.

(a) Composition and Responsibilities. The management committee (the “Management Committee”) shall consist of two (2) members, one of which shall be an Executive Officer of NPS and one of which shall be an Executive Officer of Nycomed. Upon reasonable prior written notice to the other Party, a Party may designate a substitute to temporarily attend and perform the functions of such Party’s designee at any meeting of the Management Committee. NPS and Nycomed each may, on advance written notice to the other

Party, invite non-member representatives of such Party to attend meetings of the Management Committee. The Management Committee shall perform the following functions:

(i) Manage and oversee the Development and Commercialization of each Indication for Product in the Territory pursuant to the terms of this Agreement;

(ii) Review and approve the Development Plan for any Indications of Product in the Territory and any material amendments to such Development Plan;

(iii) Approve any Development Plan and budget for the Primary Indication or any Additional Indication for both the Territory and North America where the Parties mutually agree to share Development Costs;

(iv) Review and approve the Promotional Materials;

(v) Review and approve the progress of the other committees;

(vi) In accordance with the procedures established in Section 2.1(c) resolve disputes, disagreements and deadlocks unresolved by the other committees; and

(vii) Have such other responsibilities as may be assigned to the Management Committee pursuant to this Agreement or as may be mutually agreed upon by the Parties from time to time.

(b) Meetings. The Management Committee shall meet in person at least once during every Calendar Year, and more frequently as NPS and Nycomed deem appropriate or as required to resolve disputes, disagreements or deadlocks in the other committees, on such dates, and at such places and times, as the Parties shall agree; provided that the Parties shall endeavor to have the first meeting of the Management Committee within thirty (30) days after the Effective Date. The Management Committee shall arrange to meet in person or convene otherwise to assess and approve any Development Plan submitted to the Management Committee in each Calendar Year so that such plans will be reviewed and approved within thirty (30) days following submission to the Management Committee. To the extent any such Development Plan is not approved and needs to be reformulated by the Joint Development Committee, such plans shall be reviewed by the Management Committee as soon as reasonably practicable after resubmission of same. Meetings of the Management Committee that are held in person shall alternate between offices of NPS and Nycomed, or such other place as such Parties may agree. The members of the Management Committee also may convene or be polled or consulted from time to time by means of telecommunications, video conferences, electronic mail or correspondence, as deemed necessary or appropriate.

(c) Decision-Making. The Management Committee may make decisions with respect to any subject matter that is subject to the Management Committee’s decision-making authority and functions as set forth in Section 2.1(a). With respect to any issue relating to the Development or Commercialization of Product, if the Executive Officers cannot resolve such issue after good faith negotiations within ten (10) business days after the matter has been brought to the Management Committee’s attention, then such matter shall be decided by the Executive Officer of Nycomed; provided that, to the extent such issue relates to a Development

Plan for both the Territory and North America where the Parties mutually agree to share Development Costs, any such decision may not change or otherwise affect in any material respect the key parameters of such Development Plan, including, without limitation, the resources to be provided by NPS, the expenditures to be incurred by NPS and the design and expected outcomes to achieve regulatory approval in North America.

2.2 Joint Development Committee.

(a) Establishment and Composition. Within thirty (30) days after the Effective Date, the Parties shall establish a joint development committee (the “Joint Development Committee”), and NPS and Nycomed shall designate an equal number of representatives, up to a maximum total of six (6) members on such Joint Development Committee. Each of NPS and Nycomed may replace any or all of its representatives on the Joint Development Committee at any time upon written notice to the other Party. Such representatives shall include individuals who have clinical trial and regulatory experience and expertise in pharmaceutical drug development. A Party may designate a substitute to temporarily attend and perform the functions of such Party’s designee at any meeting of the Joint Development Committee. NPS and Nycomed each may, on advance written notice to the other Party, invite non-member representatives of such Party to attend meetings of the Joint Development Committee. The Joint Development Committee shall be chaired by a representative appointed by Nycomed. The chairperson shall appoint a secretary of the Joint Development Committee.

(b) Responsibilities. The Joint Development Committee shall perform the following functions:

(i) Prepare and implement the Development Plans, including the budget, in the Territory for each Indication;

(ii) As early as necessary in each year beginning with the first full Calendar Year after the Effective Date, update and amend the Initial Development Plan and prepare the Development Plans for the Primary Indication and for any Additional Indications in the Territory for the following Calendar Year so that it can submit such proposed Development Plans to the Management Committee no later than September 30 of such year for review and approval;

(iii) Prepare the Development strategy and develop protocols for clinical studies for Indications for Commercialization;

(iv) Review and recommend to the Management Committee any material amendments or modifications to the Development Plans;

(v) Prepare any Development Plans for the Primary Indication or any Additional Indication for both the Territory and North America where the Parties mutually agree to share Development Costs, including any Development Plans relating to the [*] Process (the “Joint Development Plans”);

(vi) Coordinate use of Product Trademarks on a Country-by-Country and global basis;

(vii) Coordinate and monitor regulatory strategy and activities for Product; and

(viii) Have such other responsibilities as may be assigned to the Joint Development Committee pursuant to this Agreement or as may be mutually agreed upon by the Parties from time to time.

(c) Meetings. The Joint Development Committee shall meet in person at least two (2) times during every Calendar Quarter, and more frequently as NPS and Nycomed deem appropriate or as reasonably requested by either such Party, on such dates, and at such places and times, as such Parties shall agree; provided that the Parties shall endeavor to have the first meeting of the Joint Development Committee within thirty (30) days after the establishment of the Joint Development Committee. Meetings of the Joint Development Committee that are held in person shall alternate between the offices of NPS and Nycomed, or such other place as the Parties may agree. The members of the Joint Development Committee also may convene or be polled or consulted from time to time by means of telecommunications, video conferences, electronic mail or correspondence, as deemed necessary or appropriate.

(d) Decision-Making. The Joint Development Committee may make decisions with respect to any subject matter that is subject to the Joint Development Committee’s decision-making authority and functions as set forth in Section 2.2(b). All decisions of the Joint Development Committee shall be made by unanimous vote or written consent, with NPS and Nycomed each having collectively, among its respective members, one vote in all decisions. If the Joint Development Committee cannot reach consensus within ten (10) business days after it has first met and attempted to reach such consensus, then such issue shall be decided by Nycomed’s representatives in the Joint Development Committee; provided, however, that any issue relating to material changes in budgets, Development Plans or other material matters shall be referred on the eleventh (11th) business day to the Management Committee for resolution.

2.3 Additional Committees. The Parties may mutually agree to establish additional committees (“Additional Committees”) at any time after the Effective Date, including but not limited to (a) a joint commercialization committee to oversee the Commercialization of Product in the Territory and (b) a joint manufacturing committee to develop strategies for dosage forms and strength, presentation and commercial sourcing of Product and to identify and implement, whether through Nycomed or a Third Party, any additional Development studies with respect to Product that may be required to support any filings for Regulatory Approval in the Territory. Each Party shall designate an equal number of representatives, up to a maximum to be agreed by the Parties. Such representatives shall include individuals who have experience and expertise in pharmaceutical product marketing, sales and regulatory matters. All such Additional Committees may make decisions with respect to any subject matter that is subject to their decision-making authority and functions as mutually agreed between the Parties. All decisions of any Additional Committees shall be made by unanimous vote or written consent, with NPS and Nycomed each having collectively, among its respective members, one vote in all decisions. If any Additional Committee cannot reach consensus within ten (10) business days after it has first met and attempted to reach such consensus, such issue shall be decided by Nycomed’s representatives in any Additional Committee; provided, however, that any issue relating to material changes in budgets, commercialization or manufacturing plans or other material matters shall be referred on the eleventh (11th) business day to the Management Committee for resolution.

2.4 Minutes of Committee Meetings. Definitive minutes of all committee meetings shall be finalized by Nycomed’s representatives in the applicable Committee no later than thirty (30) days after the meeting to which the minutes pertain as follows:

(a) Distribution of Minutes. Within ten (10) days after a committee meeting, the secretary of such committee shall prepare and distribute to all members of such committee draft minutes of the meeting. Such minutes shall provide a list of any issues already resolved and yet to be resolved, either within such committee or through the relevant resolution process.

(b) Review of Minutes. The Party members of each committee shall have ten (10) days after receiving such draft minutes to collect comments thereon and provide them to the secretary of such committee. If no comments are provided the minutes shall deemed to be approved by both Parties.

(c) Discussion of Comments. Upon the expiration of such second ten (10) day period, the Parties shall have an additional ten (10) days to discuss each other’s comments and finalize the minutes. The secretary and chairperson(s) of such committee shall each sign and date the final minutes. The signature of such chairperson(s) and secretary upon the final minutes shall indicate each Party’s assent to the minutes.

(d) Expenses. Each Party shall be responsible for all travel and related costs and expenses for its members and other representatives to attend meetings of, and otherwise participate on, a committee.

2.5 Independent Action. Subject to the terms of this Agreement, the activities and resources of each Party shall be managed by such Party, acting independently and in its individual capacity.

2.6 Compliance with Law. Each Party hereby covenants and agrees to comply in all material respects with all laws and regulations applicable to its activities in connection with the Development, Manufacture and Commercialization of Product.

ARTICLE 3

LICENSE GRANTS AND ASSIGNMENTS

3.1 NPS Grants and Assignments.

(a) Exclusive License to Develop and Commercialize. Upon the terms and subject to the conditions of this Agreement and the Existing Third Party Agreements, NPS hereby grants to Nycomed an exclusive, royalty-bearing right and license, with the right to grant sublicenses solely as set forth in Section 3.2, under the NPS Intellectual Property and NPS’ rights in the Joint Intellectual Property to the extent necessary or useful to Develop and Commercialize the Compound and Product in the Field in the Territory.

(b) Assignment of Co-Owned Patent Rights. Upon the terms and subject to the conditions of this Agreement, NPS hereby assigns to Nycomed, and Nycomed accepts from NPS, an undivided fifty percent (50%) interest in the Co-Owned Patent Rights, solely to the extent and for the purpose of prosecuting and maintaining such Co-Owned Patent Rights in the EU during the Term. Upon Nycomed’s request, NPS shall execute an assignment of such Co-Owned Patent Rights for the purpose of filing such assignment with the relevant patent offices.

(c) Manufacturing License. Upon the terms and subject to the conditions of this Agreement and the Existing Third Party Agreements, NPS hereby grants to Nycomed a co-exclusive right and license, with the right to grant sublicenses solely as set forth in Section 3.2, under the NPS Intellectual Property and NPS’ rights in the Joint Intellectual Property to the extent necessary or useful to Manufacture the Compound and Product in the Field in the Territory for Development and Commercialization by Nycomed in the Territory.

3.2 Sublicenses. Under the rights granted in Section 3.1, Nycomed shall (i) be entitled to sublicense to its Affiliates, and (ii) subject to the following sentence, be entitled to grant sublicenses to Third Parties, solely for purposes relating to the Development, Manufacture or Commercialization of Compound or Product in the Field in the Territory in accordance with this Agreement. To the extent Nycomed sublicenses Development and Commercialization rights to a country of the European Union, such sublicense shall be subject to NPS consent, which shall not be unreasonably withheld. Nycomed shall ensure that each of its Affiliates and permitted sublicensees or subcontractors accepts and complies with all of the terms and conditions of this Agreement as if such Affiliates or permitted sublicensees or subcontractors were a party to this Agreement and Nycomed shall guarantee its Affiliates’ and permitted sublicensees’ or subcontractors’ performance under this Agreement.

3.3 Nycomed Grants.

(a) License to Manufacture and Develop. Upon the terms and subject to the conditions of this Agreement, Nycomed hereby grants to NPS a co-exclusive, non-royalty-bearing right and license, with the right to grant sublicenses to its Affiliates, under the Nycomed Intellectual Property, the Co-Owned Patent Rights and Nycomed’s rights in the Joint Intellectual Property, to Manufacture and Develop the Compound or Product in the Field.

(b) Grant-Back License to Commercialize. Upon the terms and subject to the conditions of this Agreement, Nycomed hereby grants to NPS a co-exclusive, non-royalty-bearing right and license, with the right to grant sublicenses, under the Nycomed Intellectual Property, the Co-Owned Patent Rights and Nycomed’s rights in the Joint Intellectual Property, to Commercialize Compound or Product in the Field outside the Territory.

3.4 NPS Retained Rights; Transfer of Rights. Any rights of NPS not expressly granted to Nycomed under the provisions of this Agreement shall be retained by NPS.

3.5 Nycomed Right of First Negotiation. NPS shall have the right to license its rights in the Product outside the Territory to a Future Partner. If NPS decides to license such rights, NPS shall first offer such license to Nycomed by delivering a written notice to Nycomed of its intent to license such rights. Nycomed shall have [*] from its receipt of such notice (the

“Offer Period”) to submit a written offer (the “Nycomed Offer”) to NPS for such license rights, setting forth the material terms and conditions of the proposed license. If Nycomed submits the Nycomed Offer within the Offer Period, NPS shall have [*] to evaluate the Nycomed Offer and to provide written notice to Nycomed of its acceptance or rejection of the Nycomed Offer. NPS shall consider the Nycomed Offer in good faith. If NPS accepts the Nycomed Offer, the Parties shall negotiate in good faith to enter into a definitive license agreement within [*] from the date of acceptance (the “Negotiation Period”). If (a) the Parties have not entered into a definitive license agreement upon the expiration of the Negotiation Period, (b) NPS rejects the Nycomed Offer or (c) Nycomed does not submit the Nycomed Offer within the Offer Period, then NPS shall have [*] from the end of the Negotiation Period to consummate an agreement with a potential Future Partner on terms at least as favorable to NPS as the Nycomed Offer. Upon consummation of such agreement with a Future Partner and subject to any confidentiality obligations relating thereto, if Nycomed requests, NPS shall disclose the material terms of such agreement to Nycomed (or, in the case of such confidentiality obligations, to an independent auditor selected by Nycomed and reasonably acceptable to NPS).

3.6 Licenses under Existing Third Party Agreements.

(a) Stand-By Licenses. At any time during the Term after the Termination Period, Nycomed may enter into stand-by licenses with any Third Parties to the Existing Third Party Agreements to ensure the survival or substitution of licenses or sublicenses granted to Nycomed under this Agreement. If Nycomed decides to seek to obtain a stand-by license from any such Third Party to an Existing Third Party Agreement, Nycomed shall notify NPS of such decision and shall provide NPS with regular updates regarding such ongoing negotiations. NPS agrees to provide reasonable assistance to Nycomed in obtaining such stand-by licenses and any amendments to the Existing Third Party Agreements required to obtain such stand-by licenses; provided however, that (i) any stand-by license shall provide that such license is effective only upon the termination of the license granted to NPS pursuant to the applicable Existing Third Party Agreement and (ii) NPS shall have no obligation to agree to any amendments to an Existing Third Party Agreement that are substantially less favorable to NPS than the terms existing on the Effective Date. Nycomed shall be solely responsible for making any and all payments owed to Third Parties under such stand-by licenses (other than, for the avoidance of doubt, the existing licenses to NPS under the Existing Third Party Agreements, except as otherwise specified in this Agreement). For clarity, any stand-by licenses obtained pursuant to this Section 3.6(a) shall not be subject to the terms of Section 7.5(b).

(b) Step-In Right. Subject to the provisions of the Existing Third Party Agreements, if NPS fails to take any action under an Existing Third Party Agreement that would be reasonably likely to result in an event of default and subsequent termination of the licenses under such Existing Third Party Agreement, such as a failure to make payments when due, then Nycomed may, in its discretion, provide NPS with written notice of its intent to take such action in the place of NPS. In any event, NPS shall promptly inform Nycomed of any such failure to take action and shall request that each Third Party to an Existing Third Party Agreement send a copy of any notice of material breach or other similar notice required to be sent under such Existing Third Party Agreement simultaneously to NPS and Nycomed upon any such occurrence. If NPS fails to take such action within ten (10) days (or such shorter period if necessary to prevent an event of default) after receipt of such notice, then Nycomed shall have the right to take such action that it believes is reasonably required to prevent such event of default and termination under such Existing Third Party Agreement. Any payments made in connection with an Existing Third Party Agreement by Nycomed on behalf of NPS pursuant to this Section 3.6 may be offset against any payments owed by Nycomed to NPS under Sections 7.2 and 7.4(a) hereof. For clarity, the terms of this Section 3.6(b) shall not in any way limit NPS’ obligations under Section 10.4.

ARTICLE 4

DEVELOPMENT

4.1 Development Rights. Either Party shall have the right to Develop the Compound and Product at its discretion, subject to the rights and obligations set forth in this Article 4.

4.2 Development Responsibilities.

(a) Ongoing Studies for the Primary Indication. NPS shall be responsible for completion, at its sole expense, of the Ongoing Studies. If required to obtain Regulatory Approval in the Territory, Nycomed shall be responsible, at its sole expense, for undertaking an additional Phase III Clinical Study for the Primary Indication; provided, however, that to the extent Nycomed conducts any such additional Phase III Clinical Study for the Primary Indication and such data is also required to obtain regulatory approval or approval for label expansion of Product in the United States, then NPS may elect to utilize such data for such purpose and in such case shall reimburse [*] of Nycomed’s expenses for such additional Phase III Clinical Study.

(b) Additional Indications. At any time after the Effective Date, if either Party desires to Develop an Additional Indication, such Party shall submit a proposal for such Additional Indication to the Joint Development Committee for its review and subsequent approval by the Management Committee. Such proposal shall include, at a minimum, (A) any data and other information supporting the rationale for Developing each Additional Indication from a scientific, regulatory and Commercial standpoint, (B) a reasonably detailed outline of the major Developmental activities for such Additional Indication, and (C) an estimate of the timeframe for and cost of such Development. In the event that the Management Committee does not approve any NPS suggestion for the Development of any Additional Indication, NPS or any Future Partner of NPS shall have the right to Develop, at its sole expense, the Compound for such Additional Indication for North America. Notwithstanding the foregoing, if the Joint Development Committee decides to Develop any Indication for Product for the Territory, NPS or any Future Partner of NPS shall not be obligated to Develop such Indication (other than SBS to the extent provided in Section 4.2(a)) for North America.

(c) Initial Development Plan; Annual Review. The initial Development Plan for the Primary Indication in the Territory shall be approved by the Joint Development Committee by February 15, 2008 and attached to this Agreement as Schedule 4.2(c) (the “Initial Development Plan”). The Joint Development Committee shall review any Development Plans no less frequently than annually and shall develop detailed and specific Development updates for each Calendar Year until the completion of the Product Development activities covered by any Development Plans. The Joint Development Committee shall submit all such updates to the

Management Committee for review and approval no later than September 30 of the prior Calendar Year. The Joint Development Committee may also develop and submit to the Management Committee from time to time other proposed modifications to any Development Plans. The Management Committee shall review such proposed modifications presented by the Joint Development Committee and may approve such proposed modifications and/or any other proposed modifications that the Management Committee may consider from time to time in its discretion and, upon such approval by the Management Committee, any Development Plans shall be amended accordingly.

(d) Joint Development Plans. If the Parties agree to jointly Develop any Indications on a global basis, the Parties shall consider the specific sales potential and regulatory requirements on an Indication-by-Indication and Country-by-Country basis in designing any studies and in selecting the primary investigators, the key opinion leader and the trial centers used to Develop such Indication in such Country; provided that any such Joint Development Plans may not adversely affect the commercial potential of Product outside the Territory. Each Party shall be responsible for fifty percent (50%) of all costs and expenses associated with such joint Development of any Indication. If Nycomed desires to change any Joint Development Plan previously agreed by the Parties and NPS does not agree to such change, then NPS may elect not to participate in such Joint Development Plan and shall not be obligated to pay any costs or expenses associated with such Joint Development Plan; provided, however, that any such changes to a Joint Development Plan may not adversely affect the commercial potential of Product outside the Territory. In the event of such an election not to participate by NPS, NPS may subsequently opt-in to such Development Plan in accordance with Section 4.2(g).

(e) Development of CIGIM. Notwithstanding anything herein to the contrary, if NPS desires to conduct clinical Development of the Compound for CIGIM prior to having a meeting with the FDA regarding an Investigational New Drug (an “IND”) application for clinical studies for CIGIM to the FDA, NPS shall submit a proposed clinical plan (the “CIGIM Proposal”) to Nycomed for its review. Such CIGIM Proposal shall include, at a minimum, (A) any data and other information supporting the rationale for Developing CIGIM from a scientific, regulatory and Commercial standpoint, (B) a reasonably detailed outline of the major clinical Developmental activities for CIGIM, and (C) an estimate of the timeframe for and cost of such clinical Development. Nycomed shall have [*] from its receipt of the CIGIM Proposal to evaluate the CIGIM Proposal and shall provide written notice to NPS of its approval or disapproval of the CIGIM Proposal within such [*] period. Nycomed shall consider the CIGIM Proposal in good faith. During such period, NPS shall use commercially reasonable efforts to respond in a timely manner to Nycomed’s reasonable requests for further information regarding the CIGIM Proposal. NPS shall consider Nycomed’s comments to the CIGIM Proposal in good faith and shall take into consideration the potential results of any clinical studies conducted for CIGIM on the approvals of Product for other Indications. If Nycomed does not give written notice of its approval or disapproval to NPS within the [*] period, then Nycomed shall be deemed to have approved of the CIGIM Proposal. Notwithstanding the foregoing, NPS agrees not to perform any clinical studies in humans prior to having an effective IND for clinical studies pursuant to 21 CFR 312.40(b). For the avoidance of doubt, after an IND for clinical studies becomes effective, Nycomed shall no longer have a right of approval as set forth in this Section 4.2(e).

(f) Phase IV Clinical Studies. Nycomed shall be responsible for conducting any Phase IV Clinical Studies in the Territory and shall be responsible for all costs related to such Phase IV Clinical Studies. NPS shall be responsible for conducting any Phase IV Clinical Studies outside the Territory and shall be responsible for all costs related to such Phase IV Clinical Studies.

(g) Buy-In Rights for Clinical Studies. In the event that a Party (the “Active Party”) is conducting or has completed Phase III Clinical Studies for any Additional Indication without the sharing of costs from the other Party (the “Passive Party”), the Passive Party shall be offered the rights to utilize the results from such studies for such Additional Indication in the Passive Party’s territory by reimbursing the Active Party an amount equal to [*] of the Active Party’s costs incurred after the Effective Date for all such studies conducted by the Active Party after the Effective Date for such Additional Indication plus interest on such amount equal to an annual compound rate of [*] of such amount beginning on the date the Active Party began incurring costs for such studies up to the date of payment. The Active Party shall submit such offer promptly after the publishing of data by the Active Party from such Phase III Clinical Study. The Passive Party shall have no other rights to such results. For the avoidance of doubt, any reimbursements made pursuant to this Section 4.2(g) are in addition to any milestone payments due pursuant to Section 7.2 for events occurring prior to the exercise of such buy-in which, in the case of Nycomed exercising such buy-in right, shall be paid together with such buy-in reimbursement.

(h) Clinical Site Management. In the case of Joint Development Plans, the intention of the Parties is that each Party shall manage clinical trials under such Joint Development Plan that are conducted in its respective territory.

(i) Investigator-Initiated Trials. If any clinical trials are initiated by a Third Party in connection with an Investigator Sponsored Clinical Study involving a Party, then such Party shall promptly notify the other Party of such clinical trial and shall provide the other Party with such information about such clinical trial as the other Party shall reasonably request.

4.3 Development Efforts; Manner of Performance; Reports.

(a) Efforts. Each of NPS and Nycomed shall use Diligent Efforts to execute and to perform, or cause to be performed, the Development activities assigned to it herein and to cooperate with the other in carrying out such Development activities, in each case in good scientific manner and in compliance with all applicable laws and regulations and good clinical and laboratory practice.

(b) Progress Reports. Within thirty (30) days after the end of each Calendar Quarter in which Development activities are performed, each Party will provide to the Joint Development Committee a written progress report, which will describe the Development activities such Party has performed or caused to be performed during such Calendar Quarter, evaluate the work performed in relation to the goals of such Development activities, and provide such other information as may be reasonably requested by the Joint Development Committee with respect to such Development activities.

(c) Termination of Development. Subject to Section 4.2(a), Nycomed shall have the sole discretion with respect to Development of Product in the Territory, including the right to decide whether to develop the Product in a particular Indication and whether to continue such Development. If at any time prior to First Commercial Sale Nycomed ceases all activities in connection with Development or Commercialization of Compound or Product in the Territory for a period of at least two (2) years for reasons within Nycomed’s reasonable control, then NPS may deem a constructive termination at will pursuant to Section 11.2(a) to have occurred and all effects of termination in Section 11.3(a) shall apply. For the purposes of this Section 4.3(c), acts of government, Regulatory Authorities or price reimbursement bodies, measures taken for reasons of patient safety or reasonable expected risk of infringement of Third Party intellectual property shall not be deemed within Nycomed’s control.

4.4 Right to Audit. Each Party shall use Diligent Efforts to ensure that the other Party’s authorized representatives, and shall ensure that Regulatory Authorities, in both cases to the extent permitted by applicable law, may, during regular business hours, (a) examine and inspect its facilities or, subject to any Third Party confidentiality restrictions or obligations, the facilities of any subcontractor or any investigator site used by it in the performance of Development of Product, and (b) subject to applicable law and any Third Party confidentiality restrictions or obligations, inspect and copy all data, documentation and work products relating to the activities performed by it, the subcontractor or investigator site, including, without limitation, the medical records of any patient participating in any clinical study. This right to inspect and copy all data, documentation, and work products relating to Product may be exercised at any time during the Term (subject to each Party’s record retention policies then in effect), or such longer period as shall be required by applicable law.

4.5 Regulatory Submissions and Regulatory Approvals.

(a) Ownership of Regulatory Submissions.

(i) North America. NPS shall own all regulatory submissions, including all regulatory approval applications, for regulatory approvals in North America and shall be solely responsible for seeking and obtaining all regulatory approvals for Product in North America.

(ii) Territory. Nycomed shall own all regulatory submissions, including all Regulatory Approval Applications, for Regulatory Approvals in the Territory and shall be solely responsible for seeking and obtaining all Regulatory Approvals in the Territory.

(b) Access to Data.

(i) Delivery of Milestone Data. Upon NPS’ public announcement of the results of the Phase III Clinical Study relating to the Primary Indication (the “Primary Indication Announcement”), NPS shall deliver to Nycomed all available quality-controlled safety data as well as quality-controlled efficacy data supporting the primary endpoints and selected secondary endpoints available to NPS relating to such study at the time of the Primary Indication Announcement, including without limitation any tables, listings, figures and analysis (the “Milestone Data”).

(ii) Each Party shall have access to data contained or referenced in submissions or applications for Regulatory Approvals as may be reasonably necessary to enable either Party to fulfill its obligations under this Agreement to Develop, Manufacture, and/or Commercialize Product in the Field in the Territory but only to the extent that (A) such access is required to maintain Regulatory Approvals already obtained for Product and (B) the Party requesting access has funded Development Costs for Product. Each Party shall provide appropriate notification to applicable Regulatory Authorities of any right of reference so granted to the other Party. Notwithstanding the foregoing, NPS shall have a right of reference to all data contained or referenced in submissions or applications for Regulatory Approval as may be reasonably necessary to enable NPS to Develop, Manufacture and/or Commercialize Product in Canada and Mexico; provided, however, that in the case where such data being referenced for Canada and/or Mexico was not the subject of cost-sharing by NPS pursuant to Section 4.2(a), Section 4.2(g) or a Joint Development Plan, NPS shall pay, and, if applicable, shall ensure that any Future Partner shall pay, Nycomed royalty payments based on Net Sales of Product in Canada and/or Mexico, as applicable, for the particular Indication for which regulatory approval is being sought in Canada and/or Mexico, as applicable, at the rate of (A) [*] during the Nycomed Initial Royalty Term and (ii) [*] during the Nycomed Secondary Royalty Term. At any time during the Nycomed Royalty Term, if the aggregate sales of an Equivalent Product in Canada and/or Mexico, as applicable, reach [*] of the aggregate sales of Product in such Indication in such Country, then the royalty described in this Section 4.5(b)(i) payable in such Country shall be reduced to zero for such Product for such Indication in such Country.

(iii) Each Party shall provide the other Party with access to all CMC, preclinical and clinical data Controlled by such Party that is required or useful in order to prepare Regulatory Approval Applications, but only to the extent that the Party requesting access has funded Development Costs for Product under a Joint Development Plan or pursuant to a buy-in right under this Agreement. In addition to the foregoing, NPS shall provide all such data to Nycomed that (I) relates to Product or Compound and exists as of the date hereof, (II) relates to the Ongoing Studies or (III) relates to the technology that is the subject of Schedules 4.5(b)(iii) and 6.3 which sets forth a list of data that may be accessed by Nycomed, subject to the terms and conditions of this Section 4.5(b)(iii).

(c) Participation in Meetings in the Territory. NPS will have the right to participate as an observer in all material meetings and other contact with Regulatory Authorities pertaining to a Regulatory Approval Application or Regulatory Approval in the Territory for Product. Nycomed shall provide NPS with reasonable advance notice of all such meetings and other contact and advance copies of all related documents and other relevant information relating to such meetings or other contact. Nycomed shall also promptly provide to NPS all material correspondence and written conversation summaries between it and any Regulatory Authority in the Territory.

(d) Regulatory Correspondence.

(i) Nycomed shall provide NPS with reasonable advance notice of all material meetings (whether face-to-face or teleconference) and advance copies of all related documents and other relevant information relating to such meetings or other contact. Nycomed shall provide NPS with drafts of any material documents or other material correspondence pertaining to Regulatory Approval Applications in the Territory to be submitted by Nycomed to Regulatory Authorities, including without limitation, any proposed labeling, when feasible sufficiently in advance of submission so that NPS may review and comment upon such documents and other correspondence and have a reasonable opportunity to influence the substance of such submissions. Nycomed shall promptly provide to NPS copies of any material documents or other material correspondence pertaining to Product registration, including without limitation all proposed labeling received from Regulatory Authorities in the Territory. Nycomed shall promptly provide NPS with copies of all other material documents and correspondence pertaining to Product after they have been submitted to, or received from, Regulatory Authorities in the Territory. Nycomed shall provide NPS with any English translations of such documents and correspondence that Nycomed has produced for its own use.

(ii) NPS shall provide Nycomed with reasonable advance notice of all material meetings (whether face-to-face or teleconference). NPS shall provide Nycomed with drafts of any material documents or other material correspondence pertaining to regulatory approval applications outside the Territory to be submitted by NPS to Regulatory Authorities, including without limitation, any proposed labelling, when feasible sufficiently in advance of submission so that Nycomed may review and comment upon such documents and other correspondence. NPS shall promptly provide to Nycomed copies of any material documents or other material correspondence pertaining to Product registration, including without limitation all proposed labelling received from Regulatory Authorities outside the Territory. NPS shall promptly provide Nycomed with copies of all other material documents and correspondence pertaining to Product after they have been submitted to, or received from, Regulatory Authorities outside the Territory.

ARTICLE 5

COMMERCIALIZATION

5.1 Commercialization in the Territory.

(a) Nycomed’s Responsibilities. Nycomed shall be solely responsible for Commercializing Product in the Territory. Nycomed shall use Diligent Efforts to Commercialize Product in the Territory and to carry out its obligations under this Agreement in all Countries in the Territory where Regulatory Approvals have been obtained.

(b) Coordination; Semi-Annual Reports. The Parties shall coordinate the Commercialization of Product in the Territory with the Commercialization of Product in North America with the objective of coordination of global product positioning and sharing of best practices and strategies. Nycomed shall provide NPS reports semi-annually with respect to its Commercialization activities for the past six (6) month period and its plans for the subsequent six (6) month period. Such reports shall set forth in summary form the results of Nycomed’s Commercialization activities performed during such semi-annual period, the actual budget for the past six (6) month period and the forecasted budget for the subsequent six (6) month period.

(c) Decisions with Respect to Product in the Territory. Nycomed shall have the sole discretion with respect to Commercialization decisions for Product in the Territory,

including the right to decide whether to launch and market the Product in a Country of the Territory, and whether to seek Regulatory Approval for Product in a Country of the Territory.

(d) Exports. Nycomed shall use Diligent Efforts to prevent Product distributed for sale in the Territory from being exported to a Country in North America for sale. NPS shall use Diligent Efforts to prevent Product distributed for sale in a Country in North America from being exported to a Country in the Territory for sale.

5.2 Advertising and Promotional Materials.

(a) Nycomed shall develop written sales, promotional and advertising materials relating to Product and its Indications (the “Promotional Materials”) for use in the Territory. Such Promotional Materials shall be compliant with all applicable laws and regulations. All such Promotional Materials and all documentary information and oral presentations (where practicable) regarding the marketing and promotion of Product in Countries of the Territory shall acknowledge the Parties’ distribution and license arrangement and shall display the Nycomed and NPS names and logos with equal prominence, subject to any limitations imposed by applicable law.

(b) Nycomed shall provide to NPS copies of all Promotional Materials used by Nycomed for the Territory (translated into English where applicable). Nycomed will submit any core Promotional Materials to NPS for review and shall give NPS an opportunity to comment on such Promotional Materials. Nycomed agrees to consider in good faith any comments NPS may have with respect to such Promotional Materials.

(c) Promotional Materials for use in all Countries of the Territory will be reviewed and approved by Nycomed in accordance with Nycomed’s standard operating procedures. Copies of all Promotional Materials used in the Territory will be archived by Nycomed in accordance with applicable laws and regulations.

5.3 Sales and Distribution. Nycomed shall be responsible for booking sales and shall warehouse and distribute Product in the Territory.

5.4 Complaints. Each Party will maintain a record of any and all complaints it receives with respect to Product. Each Party will notify the other Party in reasonable detail of any complaint received by the Party with respect to Product manufactured, used or sold within forty-eight (48) hours after the event, and in any event, in sufficient time to allow the other Party and its Affiliates and sublicensees to comply with any and all regulatory and other requirements imposed upon them in any jurisdiction in which Product is being marketed or tested in clinical studies.

5.5 Adverse Event Reporting Procedures. Each Party will (a) provide the other Party with safety data from clinical studies in its control and post-marketing reports necessary or desirable for the other Party to comply with all applicable laws and regulations with respect to Product and (b) report and provide such information to the other Party in such a manner and time so as to enable the other Party to comply with all applicable laws and regulations. Nycomed shall maintain a global safety database for Product and shall generate adverse event reports for NPS’ use in North America. NPS shall have access to all data in the global safety database. Nycomed shall be responsible for submitting such adverse events reports to the applicable Regulatory Authorities in the Territory. Details on procedures and responsibilities shall be negotiated by the pharmacovigilance personnel of the Parties and set forth in a Pharmacovigilance Agreement to be entered into by the Parties within ninety (90) days after the Effective Date.

5.6 Recalls, Market Withdrawals or Corrective Actions.

(a) In the event that any Regulatory Authority issues or requests a recall or takes a similar action in connection with Product in the Territory, or in the event either Party determines that an event, incident or circumstance has occurred that may result in the need for a recall or market withdrawal in the Territory, the Party notified of such recall or similar action, or the Party that desires such recall or similar action, shall within twenty-four (24) hours, advise the other Party thereof by telephone or facsimile. Nycomed, in consultation with NPS, shall decide whether to conduct a recall in the Territory (except in the case of a government mandated recall, when Nycomed may act without such advance notice but shall notify NPS as soon as possible) and the manner in which any such recall shall be conducted. NPS will make available to Nycomed, upon request, all of NPS’ pertinent records that Nycomed may reasonably request to assist Nycomed in effecting any recall. Nycomed shall bear the expense of any such recall in the Territory.

(b) In the event that any Regulatory Authority issues or requests a recall or takes a similar action in connection with Product in any Country of North America, or in the event either Party determines that an event, incident or circumstance has occurred that may result in the need for a recall or market withdrawal in any Country in North America, the Party notified of such recall or similar action, or the Party that desires such recall or similar action, shall within twenty-four (24) hours, advise the other Party thereof by telephone or facsimile. NPS, in consultation with Nycomed, shall decide whether to conduct a recall in such Country in North America (except in the case of a government mandated recall, when NPS may act without such advance notice but, shall notify Nycomed as soon as possible) and the manner in which any such recall shall be conducted. Nycomed will make available to NPS, upon request, all of Nycomed’s pertinent records that NPS may reasonably request to assist NPS in effecting any recall. NPS shall bear the expense of any such recall in North America.

ARTICLE 6

MANUFACTURE AND SUPPLY

6.1 General. The purpose of this Article 6 shall be to enable Nycomed to take over responsibilities relating to the manufacture and supply of the Compound, Product and Device for the Territory. In addition, the Parties will source clinical trial materials for the Primary Indication from and after the completion of the Ongoing Studies from the existing Third Party manufacturers listed on Schedule 6.1, unless otherwise mutually agreed by the Parties.

6.2 Manufacture and Supply for the Territory. After the Effective Date, Nycomed shall be responsible for Manufacturing and supply of the Compound and Product for the Territory. Nycomed shall use Diligent Efforts to ensure supply of Product through itself or Third Parties, including, without limitation, the negotiation of Manufacturing and supply obligations and amendment of Regulatory Approvals to permit such supply chain.

6.3 Transfer of Responsibility and Technology. Subject to Section 6.7, NPS shall transfer the process technology to support such activities for the current process within [*] after the Effective Date and for the [*] Process within [*] after the Effective Date in accordance with the technology transfer schedule attached hereto as Schedule 6.3. Nycomed may not utilize any of the technology transferred hereunder relating to the [*] Process for any purpose other than the Development and Manufacturing of the Compound and Product. Nycomed shall reimburse NPS for [*] of its costs of internal scientific, medical, technical or managerial personnel engaged in transferring the current process and for [*] of its costs of internal scientific, medical, technical or managerial personnel engaged in transferring the [*] Process, which costs in each case shall be determined based on the applicable FTE Rate. NPS shall not be obligated to devote, and Nycomed shall not be obligated to reimburse for, more than [*] of a FTE for the purpose of transferring the current process or more than [*] of a FTE for the purpose of transferring the [*] Process. To the extent practicable, NPS shall accommodate Nycomed on any reasonable request to convert such information into another form that is required or requested by a Regulatory Authority.

6.4 Subsequent Information. Information relating to the process technology for the current process which comes under the Control of either Party (the “Controlling Party”) or its Affiliates during the Term after the transfer in Section 6.3 shall be transferred to the other Party as soon as reasonably practicable after it becomes available to the Controlling Party. The Controlling Party shall use reasonable efforts not to, and to cause its Affiliates not to, enter into any agreement with any entity which prevents such information obtained as a result of such agreement being made available to the other Party.

6.5 [*] Process.

(a) CMO Activities. NPS shall be responsible for overseeing the research and development of the [*] Process with the CMOs currently in progress. NPS and Nycomed shall cooperate to transfer the responsibility for such oversight in the Territory to Nycomed within a reasonable timeframe.

(b) Joint Development Plans. Nycomed shall be responsible for implementing and overseeing any Joint Development Plans prepared by the Joint Development Committee relating to the [*] Process and the Parties shall each be responsible for fifty percent (50%) of the costs and expenses of implementing any such Joint Development Plans. If NPS does not agree to any such Joint Development Plans, then NPS may elect not to participate and shall not be obligated to pay any costs or expenses associated with such Joint Development Plan. In the event of such an election not to participate by NPS, each Party may pursue its own Development relating to the [*] Process and shall be responsible for its own costs and expenses incurred in connection therewith. Thereafter, if either Party desires to utilize any Improvements Developed solely by the other Party (the “Developing Party”) relating to the [*] Process, such Party shall be offered the rights to such Improvements by reimbursing the Developing Party an amount equal to [*] of the Developing Party’s costs incurred after the Effective Date to Develop such Improvements plus interest on such amount equal to an annual compound rate of [*] of such amount beginning on the date the Developing Party began incurring costs for such Developing such Improvements up to the date of payment.

6.6 Master Cell Bank and Working Cell Banks. NPS is currently a party to a certain Laboratory Services and Confidentiality Agreement, dated as of [*], by and between NPS and [*], as amended on January 1, 2006, under which [*] performs certain contract research duties for NPS. As promptly as practicable after the Effective Date, NPS shall transfer to [*] or ATCC Patent Depository, which is in the business of maintaining legal compliant storage of materials for patent purposes (“ATCC”), or another Third Party appointed by NPS and approved by Nycomed, such approval not to be unreasonably withheld or delayed, the Master Cell Bank and Working Cell Banks and the technology related thereto under a trust agreement allowing royalty free access to Nycomed, NPS and any Future Partner in such a manner as to prevent either party from depleting these materials such that harm is caused to the other party. As part of such trust agreement, a mechanism for storage fees, withdrawals and manufacture of additional Working Cell Banks will be defined. Nycomed and NPS (or their respective assignee or sublicense) shall each cover fifty percent (50%) of the total costs and expenses of the activities required to maintain such trust. Until the trust agreement is in place, NPS shall deliver to Nycomed Master Cell Banks or Working Cell Banks as needed by Nycomed for purposes of performing its obligations hereunder.

6.7 Other Ongoing Rights and Responsibilities.

(a) Common Technical Document. NPS shall be responsible for the initial preparation of the CMC sections of the common technical document for the processes relating to Manufacture of Product, and shall provide a copy of such section to Nycomed for preparation of its Regulatory Approval Application with the applicable Regulatory Authorities in the Territory.

(b) Validation Batches. NPS shall retain the ongoing Validation Batches for Product and shall be responsible for finalizing the validation summary reports prepared in connection with the Validation Batches.

(c) CMO Activities. Nycomed shall inform NPS of any activities by Nycomed and any CMOs to prepare Product for approval for filing with the Regulatory Authorities and for First Commercial Sale in the Territory.

ARTICLE 7

FINANCIAL PROVISIONS

7.1 Signing Fee. No later than five (5) days after the Effective Date, Nycomed shall pay to NPS the amount of ten million dollars ($10,000,000) for the rights granted in this Agreement. For the avoidance of doubt, NPS shall retain such ten million dollar ($10,000,000) signing fee even in the event of a termination of this Agreement by Nycomed pursuant to Section 11.2(a).

7.2 First Milestone Payment. No later than fourteen (14) days after the later of (a) the Primary Indication Announcement and (b) the transfer by NPS to Nycomed of the Milestone Data (the “Termination Period”), Nycomed shall pay to NPS the amount of twenty-five million dollars ($25,000,000) for the rights granted in this Agreement, provided, that if Nycomed has delivered to NPS a written notice of termination (a “Termination Notice”) before the end of the Termination Period, Nycomed shall have no obligation to pay the amount set forth in this Section 7.2.

7.3 Milestone Payments.

(a) Primary Indication Milestones. Nycomed shall make the non-refundable, non-creditable payments to NPS set forth below not later than ten (10) business days after the date of the corresponding milestone event set forth below relating to the Primary Indication has been achieved:

Milestone Event	Payment
Acceptance for filing of Regulatory Approval Application by the EMEA	$	[	*]
Approval by the (a) EMEA or (b) the first Major EU Country*	$	[	*]
Launch of Product in the first Major EU Country	$	[	*]

*	Only payable if approval occurs on or before [*]; provided that approval shall be deemed to have occurred notwithstanding any post-approval conditions.

(b) Additional Indication Milestones. To the extent the Parties agree to develop Additional Indications (of which examples of potential indications are mentioned below) as set out in Section 4.2(b) above:

(i) NEC Milestones. Nycomed shall make the non-refundable, non-creditable payments to NPS set forth below not later than ten (10) business days after the date of the corresponding milestone event set forth below relating to the NEC has been achieved:

Milestone Event	Payment
Successful Proof of Concept Study	$	[	*]
Acceptance for filing of Regulatory Approval Application by the EMEA	$	[	*]
Launch of Product in the first Major EU Country	$	[	*]

(ii) CIGIM Milestones. Nycomed shall make the non-refundable, non-creditable payments to NPS set forth below not later than ten (10) business days after the date of the corresponding milestone event set forth below relating to CIGIM has been achieved:

Milestone Event	Payment
Successful Proof of Concept Study	$	[	*]
Acceptance for filing of Regulatory Approval Application by the EMEA	$	[	*]
Launch of Product in the first Major EU Country	$	[	*]

(iii) Crohn’s Milestones. Nycomed shall make the non-refundable, non-creditable payments to NPS set forth below not later than ten (10) business days after the date of the corresponding milestone event set forth below relating to Crohn’s related indications has been achieved:

Milestone Event	Payment
Successful Proof of Concept Study	$	[	*]
Acceptance for filing of Regulatory Approval Application by the EMEA	$	[	*]
Launch of Product in the first Major EU Country	$	[	*]

(iv) Other Additional Indications. Nycomed shall make the non-refundable, non-creditable payments to NPS set forth below not later than ten (10) business days after the date of the corresponding milestone event set forth below relating to any Additional Indication not specified in (i) through (iii) above has been achieved:

Regulatory Milestone Event	Payment
Successful Proof of Concept Study	$	[	*]
Acceptance for filing of Regulatory Approval Application by the EMEA	$	[	*]
Launch of Product in the first Major EU Country	$	[	*]

(c) Commercialization Milestone. In addition to all other amounts payable under this Agreement, Nycomed shall make a non-refundable, non-creditable, one-time milestone payment to NPS related to the marketing and sale of Product in the Territory in the amount of [*] for the first Calendar Year period that commences after the 2007 Calendar Year during which aggregate Net Sales of Product in the Territory equal or exceed [*].

7.4 Payment of Royalties on Net Sales.

(a) Royalty Rates. Subject to adjustment pursuant to Section 7.4(b), Nycomed shall pay NPS royalty payments based on Net Sales of Products in the Territory at the rate of (i) [*] percent [*] during the NPS Initial Royalty Term and (ii) [*] percent [*] during the NPS Secondary Royalty Term.

(b) Reduction of Royalty. At any time after the Effective Date during the NPS Royalty Term, if the aggregate sales of an Equivalent Product in a Country reach [*] percent [*] of the aggregate sales of Product in the Indications for which Product is then sold in such Country, then the royalty payable in such Country shall be reduced to zero for such Product for such Indications in such Country.

(c) Royalty Payment Schedules; Reports. Royalty payments due pursuant to Section 7.4(a) are due and payable within thirty (30) days of the end of each Calendar Quarter during the NPS Royalty Term during which there were Net Sales of Product in the Territory. Nycomed shall accompany each payment of royalties under this Agreement with a report setting forth, on a Country-by-Country basis in the Territory, the amount of gross sales of Product in such Country, a calculation of Net Sales, the currency conversion rate used and the United States Dollar-equivalent of such Net Sales, and a calculation of the amount of royalty payment due on such Net Sales.

7.5 Existing Third Party Agreement Payments.

(a) Nycomed shall be responsible for paying all royalties that are payable by NPS to Third Parties under the [*] as a result of the Development, Manufacture or Commercialization of Product in the Territory pursuant to this Agreement. Nycomed shall pay all such royalties directly to [*] at the times and in the manner required by the [*]. Subject to Section 3.6(b), NPS shall be responsible for all amounts due and payable to Third Parties under the Existing Third Party Agreements other than the [*] as set forth above.

(b) In the event that Nycomed determines that it must acquire rights to any intellectual property owned by a Third Party in order to Develop, Manufacture or Commercialize Product, Nycomed shall have the right to acquire such rights through a license or otherwise. Nycomed shall be solely responsible for making any and all payments owed to Third Parties under such licenses; provided, however, that if at any time within four (4) months after the Effective Date Nycomed makes a determination that it must acquire any such licenses, then Nycomed may offset any royalty payments owed under such licenses against any royalty payments owed by Nycomed to NPS under Sections 7.4(a) hereof. During the four (4) month period described in the preceding sentence, NPS shall have the right to take the lead in any negotiations to acquire such rights to Third Party intellectual property hereunder and thereafter shall take the lead only if Nycomed so requests.

7.6 Audits. Each Party shall keep complete and accurate records of the underlying Development Costs, Cost of Goods and Net Sales relating to the reports and payments required under this Agreement. Each Party will have the right twice annually at its own expense to have an independent, certified public accountant, selected by such Party and reasonably acceptable to the other Party, review any such records of the other Party in the location(s) where such records are maintained by the other Party upon reasonable notice and during regular business hours and under obligations of confidence, for the sole purpose of verifying the basis and accuracy of payments made under this Agreement within the prior thirty-six (36) month period. If the review of such records reveals that the other Party has failed to accurately report information pursuant to this Agreement, then the other Party shall promptly pay to the auditing Party any resulting amounts due, together with interest calculated in the manner provided in Section 7.11. If any such under payments are greater than five percent (5%) of the amounts actually due for a Calendar Quarter, the other Party shall pay all of the costs of such review.

7.7 Tax Matters. The Parties shall use all reasonable and legal efforts to reduce tax withholding on payments made to NPS hereunder. Notwithstanding such efforts, if Nycomed concludes, after consultation with NPS, that tax withholdings under the laws of any Country are required with respect to payments to NPS, Nycomed shall deduct and withhold the required amount and pay it to the appropriate Governmental Authority. In such a case, Nycomed will promptly provide NPS with original receipts or other evidence reasonably desirable and sufficient to allow NPS to document such tax withholdings adequately for purposes of claiming foreign tax credits and similar benefits.

7.8 United States Dollars. All dollar ($) amounts specified in this Agreement are United States dollar amounts.

7.9 Currency Exchange. With respect to Net Sales invoiced or expenses incurred in United States dollars, the Net Sales or expense amounts and the amounts due to the receiving Party hereunder shall be expressed in United States dollars. With respect to Net Sales invoiced or expenses incurred in a currency other than United States dollars, the Net Sales or expense shall be expressed in the currency in which such Net Sales were invoiced or such expense was incurred together with the United States dollar equivalent, calculated using the average of the spot rate on the first and last business days of the Calendar Quarter in which the Net Sales were made or the expense was incurred. The 12:00 Noon Buying Rates, as certified by the NY Federal Reserve Bank (currently and historical rates can be found on their website at www.ny.frb.org), shall be used as the source of spot rates. All payments shall be made in United States dollars.

7.10 Blocked Payments. In the event that, by reason of applicable laws or regulations in any Country, it becomes impossible or illegal for Nycomed or an Affiliate or sublicensee of Nycomed, to transfer, or have transferred on its behalf, distribution fees or other payments to NPS, Nycomed shall promptly notify NPS of the conditions preventing such transfer and such distribution fees or other payments shall be deposited in local currency in the relevant Country to the credit of NPS in a recognized banking institution designated by NPS or, if none is designated by NPS within a period of thirty (30) days, in a recognized banking institution selected by Nycomed or its Affiliate or sublicensee, as the case may be, and identified in a notice given to NPS.

7.11 Late Payments. The paying Party shall pay interest to the receiving Party on the aggregate amount of any payments that are not paid on or before the date such payments are due under this Agreement at a rate of prime plus three (3) points per annum or the highest rate permitted by applicable law, calculated on the number of days such payments are paid after the date such payments are due and compounded monthly.

7.12 Shared Development Costs.

(a) Shared Development Costs. Unless otherwise specified herein, the Development Costs for any Indications that the Parties jointly agree to pursue under a Joint Development Plan (the “Shared Development Costs”) shall be shared such that each Party pays fifty percent (50%) of such Shared Development Costs.

(b) Reporting of Shared Development Costs. Within fifteen (15) days after the end of each of the first three (3) Calendar Quarters of each Calendar Year during the Term, each Party shall submit to the other Party a reasonably detailed report of all Shared Development Costs incurred by such Party during the prior Calendar Quarter. Within sixty (60) days after the end of each Calendar Year during the Term, each Party shall submit to the other Party a reasonably detailed report of all Shared Development Costs incurred by such Party during the prior Calendar Year, reflecting any year-end reconciliations and adjustments applicable to the previous three (3) Calendar Quarters’ reported results.

(c) Payment of Shared Development Costs. Within thirty (30) days after the delivery of the quarterly and year-end reports described in Section 7.12(b), the Parties shall make payments to each other to the extent necessary to effect the division of the Shared Development Costs described in Section 7.12(a).

ARTICLE 8

INTELLECTUAL PROPERTY OWNERSHIP, PROTECTION AND RELATED

MATTERS

8.1 Ownership of Inventions.

(a) Sole Inventions. Subject to Section 8.1(c), each Party shall exclusively own all inventions made during the Term solely by such Party, its employees, agents and consultants (“Sole Inventions”). Sole Inventions of Nycomed, its employees, agents and consultants are referred to herein as “Nycomed Sole Inventions”. Any Patent Rights filed Covering Nycomed Sole Inventions shall be Nycomed Patent Rights Sole Inventions of NPS, its employees, agents and consultants are referred to herein as “NPS Sole Inventions”. Any Patent Rights filed Covering NPS Sole Inventions shall be NPS Patent Rights.

(b) Joint Inventions. Subject to Section 8.1(c), the Parties shall jointly own all inventions made during the Term jointly by employees, agents and consultants of Nycomed and employees, agents and consultants of NPS, on the basis of each Party having an undivided interest in the whole (“Joint Inventions”). Any Patent Rights filed Covering Joint Inventions shall be Joint Patent Rights.

(c) Assigned Improvements. Notwithstanding Section 8.1(a) or 8.1(b), in the event a Nycomed Sole Invention or Joint Invention is a discovery, invention, improvement or new use related to the Compound or Product (an “Improvement”), such Improvement (a) shall be jointly owned by NPS and Nycomed in the EU and shall be designated a Co-Owned Patent Right in the EU hereunder and (b) shall be the sole and exclusive property of NPS in all Countries other than any Country of the EU and Nycomed agrees to assign and hereby does assign its entire right, title and interest in and to such Improvements to NPS in all Countries other than any Country of the EU. Thereafter, all such assigned Inventions shall be part of the NPS Intellectual Property.

(d) Inventorship. For purposes of determining whether an invention is a Nycomed Sole Invention, a NPS Sole Invention or a Joint Invention, questions of inventorship shall be resolved in accordance with United States patent laws.

8.2 Prosecution and Maintenance of Patent Rights.

(a) Registration as Co-Owner. Upon the terms and subject to the conditions of the Existing Third Party Agreements, Nycomed shall have the right to register as a co-owner of the Co-Owned Patent Rights with all applicable patent or trademark offices in the Territory, and to act as a representative in prosecuting and maintaining such Co-Owned Patent Rights for both Parties in the Territory.

(b) NPS-Controlled Patent Rights.

(i) Nycomed shall have the first right to take the lead in the filing, prosecution and maintenance of the NPS Patent Rights in the Territory. If Nycomed elects not to undertake (or, after commencement of such filing, prosecution and/or maintenance, desires to cease the prosecution or the maintenance of any such NPS Patent Rights), then Nycomed shall notify NPS of such election and NPS, subject to the terms of the Existing Third Party Agreements, shall be entitled to file, prosecute and/or maintain such NPS Patent Rights.

(ii) NPS shall have the right to take the lead in the filing, prosecution and maintenance of the NPS Patent Rights outside the Territory. If NPS elects not to undertake (or, after commencement of such filing, prosecution and/or maintenance, desires to cease the prosecution or the maintenance of any such NPS Patent Rights), then NPS shall notify Nycomed of such election and Nycomed, subject to the terms of the Existing Third Party Agreements, shall be entitled to file, prosecute and/or maintain such NPS Patent Rights.

(c) Nycomed-Controlled Patent Rights. Nycomed shall have the first right to take the lead in the filing, prosecution and maintenance of the Nycomed Patent Rights. If Nycomed elects not to undertake (or, after commencement of such filing, prosecution and/or maintenance, desires to cease the prosecution or the maintenance of any Nycomed Patent Rights), then Nycomed shall notify NPS of such election and NPS, subject to the terms of the Existing Third Party Agreements, shall be entitled to file, prosecute and/or maintain such Nycomed Patent Rights. NPS shall have the right to review and comment on Nycomed’ prosecution and/or maintenance of any Nycomed Patent Rights.

(d) Joint Patent Rights. Upon the terms and subject to the conditions of the Existing Third Party Agreements, Nycomed shall have the first right to take the lead in the filing, prosecution and maintenance of Joint Patent Rights. If Nycomed elects not to undertake (or, after commencement of such filing, prosecution and/or maintenance, desires to cease the prosecution or the maintenance of any Joint Patent Rights), then Nycomed shall notify NPS of such election and NPS shall be entitled to file, prosecute and/or maintain such Joint Patent Rights. The non-prosecuting Party shall have the right to review and comment on the prosecuting Party’s prosecution and/or maintenance of any Joint Patent Rights.

(e) Costs and Expenses. Nycomed shall reimburse NPS for reasonable costs and expenses incurred by NPS, including without limitation costs of reasonable time spent by NPS personnel on patent preparation and prosecution calculated at the applicable FTE Rate, in preparing, filing, prosecuting and/or maintaining the NPS Patent Rights and the Joint Patent Rights Covering Product in the Territory. Nycomed shall bear its own costs and expenses incurred by Nycomed in preparing, filing, prosecuting and/or maintaining NPS Patent Rights or the Joint Patent Rights. NPS shall invoice Nycomed for all costs and expenses reimbursable by Nycomed pursuant to this Section 8.2(e) and Nycomed shall pay such invoices within thirty (30) days after receipt thereof.

(f) Cooperation. Each Party agrees to cooperate with the other Party with respect to the preparation, filing, prosecution and maintenance of patents and patent applications pursuant to this Section 8.2. The Party responsible for preparing, filing, prosecuting and/or maintaining Patent Rights Covering Product in the Territory or Joint Patent Rights shall provide the other Party with advance copies (which may be in draft form) of all material filings as well as copies of all material correspondence from the relevant patent office, in each case relating to such Patent Rights, and shall consider in good faith all comments from such other Party relating to such filings and correspondence. In addition, each Party shall on a regular basis or upon reasonable request, and in no event less than on a quarterly basis, inform the other Party of any changes or updates relating to the prosecution of Patent Rights Covering the Product, including but not limited to prior art (including but not limited to prior art cited by patent authorities), bars to patentability brought up by national patent offices and strategies to overcome said bars and shall use Diligent Efforts to harmonize the prosecution of said Patent Rights.

(g) NPS shall provide to Nycomed access to all data, documentation, or personnel (including but not limited to inventors) controlled by NPS that are required or useful in order to establish a freedom-to-operate opinion for the use, Development, Manufacture or Commercialization of the Compound, Product or Compound and to maintain, file, prosecute or defend the any Patent Rights Covering the Product or Compound.

8.3 Third Party Infringement.

(a) Notice. Each Party shall promptly report in writing to the other Party during the Term any known or suspected (i) infringement of any of the NPS Patent Rights or Nycomed Patent Rights or Joint Patent Rights or (ii) unauthorized use of any of the NPS Know-How, Nycomed Know-How or Joint Know-How of which such Party becomes aware, and shall provide the other Party with all available evidence supporting such known or suspected infringement or unauthorized use.

(b) Initial Right to Enforce. Subject to Section 8.3(c) below and the provisions of any Third Party license agreement under which NPS’ rights in NPS Patent Rights or Nycomed’s rights in Nycomed Patent Rights are granted, (i) NPS shall have the first right to initiate a suit or take other appropriate action that it believes is reasonably required to protect (i.e., prevent or abate actual or threatened infringement or misappropriation of) or otherwise enforce the Patent Rights outside the Territory and (ii) Nycomed shall have the first right to initiate a suit or take other appropriate action that it believes is reasonably required to protect (i.e., prevent or abate actual or threatened infringement or misappropriation of) or otherwise enforce the Patent Rights in the Territory.

(c) Step-In Right. Subject to the provisions of any Third Party license agreement under which NPS’ rights in NPS Patent Rights are granted or Nycomed’s rights in Nycomed Patent Rights are granted, if the Party with the first right to enforce (the “Initial Enforcement Rights Party”) the NPS Intellectual Property or the Nycomed Intellectual Property fails to initiate a suit or take other appropriate action that it has the initial right to initiate or take pursuant to Section 8.3(b) within ninety (90) days after becoming aware of the basis for such suit or action, then the other Party (the “Secondary Enforcement Rights Party”) may, in its discretion, provide the Initial Enforcement Rights Party with written notice of such Secondary Enforcement Rights Party’s intent to initiate a suit or take other appropriate action with respect to such infringement in the Territory. If the Secondary Enforcement Rights Party provides such notice and the Initial Enforcement Rights Party fails to initiate a suit or take such other appropriate action within thirty (30) days after receipt of such notice from the Secondary Enforcement Rights Party, then the Secondary Enforcement Rights Party shall have the right to initiate a suit or take other appropriate action that it believes is reasonably required to protect the NPS Intellectual Property or the Nycomed Intellectual Property from such infringement in the Territory.

(d) Conduct of Certain Actions; Costs. The Party initiating suit shall have the sole and exclusive right to select counsel for any suit initiated by it pursuant to Section 8.3(b) or 8.3(c). If required under applicable law in order for the initiating Party to initiate and/or maintain such suit, the other Party shall join as a party to the suit. Such other Party shall offer reasonable assistance to the initiating Party in connection therewith at no charge to the initiating Party except for reimbursement of reasonable out-of-pocket expenses incurred in rendering such assistance. The initiating Party shall assume and pay all of its own out-of-pocket costs incurred in connection with any litigation or proceedings initiated by it pursuant to Sections 8.3(b) and 8.3(c), including without limitation the fees and expenses of the counsel selected by it. The other Party shall have the right to participate and be represented in any such suit by its own counsel at its own expense.

(e) Recoveries. With respect to any suit or action referred to in Sections 8.3(b) and 8.3(c) in the Territory, any recovery obtained as a result of any such proceeding, by settlement or otherwise, shall be applied in the following order of priority:

(i) first, the Parties shall be reimbursed for all costs incurred in connection with such proceeding paid by the Parties and not otherwise recovered; and

(ii) second, any remainder shall be treated as Net Sales under the Agreement.

8.4 Patent Invalidity Claim. If a Third Party at any time asserts a Claim that any NPS Patent Rights, Nycomed Patent Rights or Joint Patent Rights are invalid or otherwise unenforceable (an “Invalidity Claim”), control of the response to such Claim in the Territory shall, as between the Parties, be determined in the same manner as enforcement rights with respect to such NPS Patent Rights, Nycomed Patent Rights or Joint Patent Rights are determined pursuant to Sections 8.3(b) and 8.3(c), with the time periods set forth in Section 8.3(c) shortened where necessary to provide the Secondary Enforcement Rights Party sufficient time to respond without a loss of rights, and the non-controlling Party shall cooperate with the controlling Party in the preparation and formulation of such response, and in taking other steps reasonably necessary to respond, to such Invalidity Claim. Neither Party shall settle or compromise any Invalidity Claim without the consent of the other Party, which consent shall not be unreasonably withheld or delayed. If an Invalidity Claim arises in connection with a suit or action referred to in Section 8.3(b) or 8.3(c), the Parties shall confer with one another regarding the appropriateness of having the Party that is controlling such suit or action in accordance with Section 8.3(b) or Section 8.3(c) continue to control such suit or action and the sharing of cost and expenses with respect to such suit or action; provided that in the absence of any agreement by the Parties to the contrary, control of the Invalidity Claim shall remain with the same Party, and the costs and expenses of responding to the Invalidity Claim shall be borne by the Parties in accordance with the provisions of Section 8.3. If the Invalidity Claim does not arise in connection with a suit or action referred to in Section 8.3(b) or 8.3(c), the costs and expenses of responding to the Invalidity Claim shall be treated as Development Costs and borne by the Parties accordingly.

8.5 Claimed Infringement. In the event that a Party becomes aware of any Claim that the Development, Manufacture or Commercialization of Product infringes the intellectual property rights of any Third Party, such Party shall promptly notify the other Party. In any such instance, the Parties shall cooperate and shall mutually agree upon an appropriate course of action. Each Party shall provide to the other Party copies of any notices it receives from Third Parties regarding any patent nullity actions, any declaratory judgment actions and any alleged infringement or misappropriation of Third Party intellectual property relating to the Development, Manufacture or Commercialization of Product. Such notices shall be provided promptly, but in no event after more than fifteen (15) days following receipt thereof.

8.6 Patent Term Extensions. Nycomed shall have the first right to file for patent term extension wherever applicable to Patent Rights in the Territory Controlled by either Party that Cover Product to the extent such extension is allowed by applicable law in a particular Country. If Nycomed chooses not to file (or, after commencement of such filing, desires to cease pursuing any such extension) for patent term extension Covering the Compound or Product or choose to file only for such Patent Rights that are non-royalty-bearing, then Nycomed shall notify NPS and NPS shall have right to file for patent term extension for Patent Rights that are royalty-bearing. Each Party, upon request by the other Party, shall provide reasonable assistance to the other Party in executing the necessary documents for any such extensions. The Parties shall, if necessary and appropriate, use reasonable efforts to agree upon a joint strategy relating to patent term extensions. All filings for such extensions shall be made upon request by the Party having the right to decide on the filing in accordance with this Section 8.6 or, in the case of Joint Patent Rights and Co-Owned Patent Rights, by the Party responsible for filing, prosecuting and maintaining such Patent Rights in accordance with Section 8.2(a).

8.7 Patent Marking. Nycomed agrees to comply with the patent marking statutes in each Country in the Territory in which Product is sold by Nycomed, its Affiliates and/or its sublicensees.

8.8 Trademarks.

(a) General. The Products shall be Commercialized under trademarks and trade dress selected by mutual agreement of the Parties (the “Product Trademarks”). Nycomed may select a Product Trademark for use in connection with the Product in the Territory. NPS may select a Product Trademark for use in connection with the Product in North America. The Parties shall coordinate the use of the Product Trademarks on a global basis and on a Country-by-County basis, including by mutual agreement through the Joint Development Committee.

(b) Non-Use of Similar Marks. Notwithstanding any other provision in this Agreement, during the Term, neither Party nor any of its Affiliates shall market, promote, sell and/or distribute any product (other than Product) under the Product Trademarks or any substantially similar trade names or trademarks.

(c) Trademark Filing and Expenses. Nycomed shall be solely responsible for the filing and maintenance of the Product Trademarks in the Territory and all costs and expenses related thereto. NPS shall be solely responsible for the filing and maintenance of the Product Trademarks in North America and all costs and expenses related thereto.

(d) Marking of Promotional Materials. To the extent permitted by local law, Nycomed shall include NPS’ name with prominence equal to that of Nycomed (or Nycomed’s local Affiliate, if such local Affiliate is the Nycomed entity most prominently included), or as close thereto as permitted by local law, on all Product packaging and other materials related to Product.

(e) Trademark Infringement.

(i) With respect to any and all Claims instituted by Third Parties against Nycomed or NPS or any of their respective Affiliates for trademark infringement involving the use, sale, license or marketing of the Products (each, a “Product Trademark Infringement Claim”), Nycomed shall be solely responsible for any and all Losses arising out of or resulting from such Product Trademark Infringement Claims in the Territory and NPS shall be solely responsible for any and all Losses arising out of or resulting from such Product Trademark Infringement Claims in North America. The Parties shall cooperate with each other in the defense and settlement of any Product Trademark Infringement Claims.

(ii) In the event that a Party becomes aware of actual or threatened infringement of the Product Trademark, that Party shall promptly notify the other Party in writing (a “Trademark Infringement Notice”). Nycomed shall have the right but not the obligation to bring an action with respect to such infringement against any Third Party for infringement of a Product Trademark in the Territory and NPS shall have the right but not the obligation to bring an action with respect to such infringement against any Third Party for infringement of a Product Trademark in North America. A Party shall exercise this first right by providing the other Party written notice of its intention to initiate and prosecute the action or proceeding within sixty (60) days after giving or receiving a Trademark Infringement Notice. During the Term, in the event that either Party does not undertake such an infringement action with respect to a Product Trademark, the other Party shall be permitted to do so. If either Party is not recognized by the applicable court or other relevant body as having the requisite standing to pursue such action, then the other Party may join such Party as party-plaintiff. If a Party elects to pursue such infringement action, the other Party may (i) elect to participate in such action, in which case such Party shall bear one-half of the out-of-pocket costs and expenses of the action (including, without limitation, court costs, reasonable fees of attorneys, accountants and other experts and other expenses of litigation or proceedings) and shall share any recovery in proportion to their actual damages, or (ii) elect not to participate in such action, in which case such Party shall have no obligation to pay for any of the costs or expenses of the action and shall not receive any portion of any recoveries and the other Party shall bear all costs and expenses of the action and retain all recoveries. For the purposes of this Section 8.8(e)(ii), the Party that brings suit to enforce a given trademark shall also have the right to control settlement of such Claim.

ARTICLE 9

CONFIDENTIALITY AND PUBLICITY

9.1 Confidential Information. During the Term and for a period of five (5) years after any termination or expiration hereof, each Party agrees to keep in confidence and not to disclose to any Third Party, or use for any purpose, except pursuant to, and in order to carry out, the terms and objectives of this Agreement, any Confidential Information of the other Party. As used herein, “Confidential Information” shall mean all trade secrets or confidential or proprietary information designated as such in writing by the disclosing Party, whether by letter or by the use of an appropriate stamp or legend, prior to or at the time any such trade secret or confidential or proprietary information is disclosed by the disclosing Party to the receiving Party. Notwithstanding the foregoing, information which is orally or visually disclosed to the receiving Party by the disclosing Party, or is disclosed in writing without an appropriate letter, stamp or legend, shall constitute Confidential Information if (a) it would be apparent to a reasonable person, familiar with the disclosing Party’s business and the industry in which it operates, that such information is of a confidential or proprietary nature, the maintenance of which is important to the disclosing Party, or if (b) the disclosing Party, within thirty (30) days after such disclosure, delivers to the receiving Party a written document or documents describing such information and referencing the place and date of such oral, visual or written disclosure and the names of the employees or officers of the receiving Party to whom such disclosure was made and indicating such information should be deemed Confidential Information. The restrictions on the disclosure and use of Confidential Information set forth in the first sentence of this Section 9.1 shall not apply to any Confidential Information that:

(a) was known by the receiving Party prior to disclosure by the disclosing Party hereunder (as evidenced by the receiving Party’s written records);

(b) is or becomes part of the public domain through no fault of the receiving Party;

(c) is disclosed to the receiving Party by a Third Party having a legal right to make such a disclosure without violating any confidentiality or non-use obligation that such Third Party has to the disclosing Party; or

(d) is independently developed by the receiving Party (as evidenced by the receiving Party’s written records).

The Receiving Party shall have the right to disclose any Confidential Information provided hereunder if, in the reasonable opinion of the Receiving Party’s legal counsel, such disclosure is necessary to comply with the terms of this Agreement, or the requirements of any law. Where possible, the Receiving Party shall notify the Disclosing Party of the Receiving Party’s intent to make such disclosure of Confidential Information pursuant to the provision of the preceding sentence sufficiently prior to making such disclosure so as to allow the Disclosing Party adequate time to take whatever action the Disclosing Party may deem to be appropriate to protect the confidentiality of the information.

9.2 Employee, Consultant and Advisor Obligations. Each Party agrees that it and its Affiliates shall provide or permit access to Confidential Information received from the other Party only to the receiving Party’s employees, consultants, advisors and permitted subcontractors, sublicensees and sub-distributors, and to the employees, consultants, advisors and permitted subcontractors, sublicensees and sub-distributors of the receiving Party’s Affiliates, who have a need to know such Confidential Information to assist the receiving Party with the activities contemplated by this Agreement and who are subject to obligations of confidentiality and non-use with respect to such Confidential Information similar to the obligations of confidentiality and non-use of the receiving Party pursuant to Section 9.1; provided that NPS and Nycomed shall each remain responsible for any failure by its Affiliates, and its and its Affiliates’ respective employees, consultants, advisors and permitted subcontractors, sublicensees and sub-distributors, to treat such Confidential Information as required under Section 9.1 (as if such Affiliates, employees, consultants, advisors and permitted subcontractors, sublicensees and sub-distributors were Parties directly bound to the requirements of Section 9.1).

9.3 Publicity. Upon the execution of this Agreement, the Parties shall jointly issue a press release regarding the subject matter of this Agreement, the form of which shall be agreed between the Parties prior to execution. After such initial press release, neither Party shall issue a press release or public announcement or other disclosure relating to Product or this Agreement without the prior written approval of the other Party, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, a Party may make such disclosures as may be required by applicable law, provided that, whenever possible, at least ten (10) days prior to any such disclosure, the disclosing Party shall notify the nondisclosing Party sufficiently prior to making such disclosure, and shall provide the nondisclosing Party with a written copy thereof, so as to allow the nondisclosing Party adequate time to provide comment (which comments shall be given due consideration by the disclosing Party) and take whatever other action it may deem to be appropriate to protect the confidentiality of the information being disclosed. Each Party agrees that it shall cooperate fully with the other with respect to all disclosures regarding this Agreement to the United States Securities and Exchange Commission and any other Governmental Authority, including requests for confidential treatment of proprietary information of either Party included in any such disclosure.

9.4 Publications. Subject to the restrictions provided below, either Party may publish or present the results of Development carried out on Product, subject to the prior review by the other Party for patentability and protection of such other Party’s Confidential Information. Each Party shall provide to the other Party the opportunity to review and approve any proposed abstracts, manuscripts or summaries of presentations that cover the results of Development of Product. Each Party shall designate a Person or Persons who shall be responsible for approving such publications. Such designated person shall respond in writing promptly and in no event later than fifteen (15) days after receipt of the proposed material with either approval of the proposed material or a specific statement of concern, based upon either the need to seek patent protection or concern regarding competitive disadvantage arising from the proposal. No reply shall be deemed as an approval of the submitted application. In the event of concern, the submitting Party agrees not to submit such publication or to make such presentation that contains such information until the other Party is given a reasonable period of time (not to exceed ninety (90) days) to seek patent protection for any material in such publication or presentation that it believes is patentable or to resolve any other issues, and the submitting Party shall remove from such proposed publication any Confidential Information of the other Party as requested by such other Party. With respect to any proposed abstracts, manuscripts or summaries of presentations by investigators or other Third Parties, such materials shall be subject to review under this Section 9.4 to the extent that NPS or Nycomed, as the case may be, has the right to do so.

ARTICLE 10

REPRESENTATIONS AND WARRANTIES; CERTAIN COVENANTS;

INDEMNIFICATION

10.1 Exclusivity Covenant. During the Term, neither NPS, Nycomed nor any of their respective Affiliates shall directly or indirectly market, sell or offer for sale, or otherwise Commercialize, any compounds or products (other than the Compound and Product) in the Territory containing a glucagon-like peptide-2 or any analog or derivative thereof (each, a “Competing Product”); provided, however, that if either Party obtains such a Competing Product through the acquisition of or merger with a Third Party or any other circumstances under which a Third Party becomes an Affiliate of such Party, such Party shall have a period of one (1) year from the date of consummation of such acquisition or merger or other triggering event, to divest of or otherwise dispose of any ongoing economic interest in such Competing Product in all Countries.

10.2 Mutual Representations and Warranties. NPS and Nycomed each represents and warrants to the other Party that, as of the Effective Date:

(a) it has full corporate right, power and authority to enter into this Agreement and to perform its respective obligations under this Agreement and that it has the right to grant to the other the licenses and sublicenses granted pursuant to this Agreement;

(b) except for any Regulatory Approvals, manufacturing approvals, antitrust approvals and/or similar approvals necessary for the Development, Manufacture or Commercialization of Product, all necessary consents, approvals and authorizations of all Governmental Authorities and other persons required to be obtained by it as of the Effective Date in connection with the execution, delivery and performance of this Agreement have been obtained;

(c) notwithstanding anything to the contrary in this Agreement, the execution and delivery of this Agreement by such Party, the performance of such Party’s obligations hereunder and the licenses and sublicenses to be granted by such Party pursuant to this Agreement (a) do not conflict with or violate any requirement of applicable laws or regulations existing as of the Effective Date and applicable to such Party and (b) do not conflict with, violate, breach or constitute a default under, and are not prohibited or materially restricted by, any contractual obligations of such Party or any of its Affiliates existing as of the Effective Date;

(d) such Party is duly authorized, by all requisite corporate action, to execute and deliver this Agreement and the execution, delivery and performance of this Agreement by such Party does not require any shareholder action or approval or the approval or consent of any

Third Party, and the Person executing this Agreement on behalf of such Party is duly authorized to do so by all requisite corporate action; and

(e) this Agreement is a legal and valid obligation binding upon it and is enforceable against it in accordance with its terms.

10.3 Additional NPS Representations and Warranties. NPS additionally represents and warrants to Nycomed as of the Effective Date that:

(a) To NPS’ knowledge, there are no intellectual property rights of a Third Party that are not licensed to Nycomed hereunder that could prevent the Manufacture, use or sale of Product in the Territory within the Field;

(b) (i) except as otherwise set forth in an Existing Third Party Agreement, NPS solely and exclusively Controls the NPS Intellectual Property and owns good title to the NPS Patents Rights, and, to NPS’ knowledge, no Third Party has any right, title or interest (including without limitation all liens, security interests, charges and other encumbrances of any kind) in the NPS Intellectual Property, and, (ii) to NPS’ knowledge, the NPS Intellectual Property has not been developed or obtained by NPS or its Affiliates in violation of any contractual obligation to any Third Party or by misappropriation from any Third Party;

(c) there are no pending Claims, judgments or settlements against or owed by NPS pending with respect to the NPS Intellectual Property, and, to NPS’ knowledge, NPS has not received written notice of any threatened Claims or litigation seeking to invalidate any NPS Patent Rights;

(d) there are no investigations, inquiries or other proceedings pending before or threatened by any Governmental Authority with respect to the NPS Intellectual Property;

(e) the development of Product has been conducted by NPS and its Affiliates and, to the knowledge of NPS, its subcontractors in compliance in all material respects with all applicable laws, rules and regulations, including all public health and safety provisions of state law and regulations, permits, governmental licenses, registrations, approvals, concessions, franchises, authorizations, orders, injunctions and decrees and applicable laws, rules and regulations;

(f) no publications or disclosure has been made by NPS or, to NPS’ knowledge, any Third Parties relating to Compound or Product that may invalidate or otherwise harm the Nycomed Patent Rights or NPS Patent Rights;

(g) no officer of NPS involved in the negotiation or preparation of this Agreement is aware of any adverse events having occurred in any study or other safety issue involving Product or Compound which is reasonably likely to prevent the further successful Development of Compound or Product; and

(h) the NPS Drug Safety Monitoring Board has been made aware of all adverse events during the Development of Compound or Product and has not expressed concerns about the safety of Compound or Product nor has it recommended the termination of the further Development of Product or Compound.

10.4 Existing Third Party Agreements. NPS additionally represents, warrants and covenants to Nycomed that NPS has provided Nycomed with complete and correct copies of the Existing Third Party Agreements and the Existing Third Party Agreements are in full force and effect as of the Effective Date. NPS will use all reasonable efforts to maintain in full force and effect and to fully perform its obligations thereunder in good faith and to keep Nycomed fully informed of any material development pertaining thereto. NPS shall not, without the prior written approval of Nycomed (i) amend any Existing Third Party Agreements or (ii) make any election or exercise any right or option to terminate in whole or in part any Existing Third Party Agreement that in either case materially and adversely affect Nycomed’s rights under this Agreement. The Existing Third Party Agreements are the only agreements as of the Effective Date between NPS and any Third Party that impose an obligation to pay royalties or any other amounts to a Third Party based on the Development, Manufacture or Commercialization of Product.

10.5 Disclaimer of Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, TO THE OTHER PARTY, AND EACH PARTY HEREBY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT. EACH PARTY HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTY THAT THE DEVELOPMENT, MANUFACTURE OR COMMERCIALIZATION OF PRODUCT PURSUANT TO THIS AGREEMENT WILL BE SUCCESSFUL.

10.6 Indemnification.

(a) By Nycomed. Nycomed shall defend, indemnify and hold harmless NPS and its Affiliates and each of their officers, directors, shareholders, employees, successors and assigns from and against all Claims of Third Parties, and all associated Losses, to the extent arising out of (i) Nycomed’s negligence or willful misconduct in performing any of its obligations under this Agreement, (ii) a breach by Nycomed of any of its representations, warranties, covenants or agreements under this Agreement, or (iii) the Manufacture, use or Commercialization of Products in the Territory; provided, however, that in all cases referred to in this Section 10.6(a), Nycomed shall not be liable to indemnify NPS for any Losses of NPS to the extent that such Losses of NPS were caused by: (x) the negligence or willful misconduct or wrongdoing of NPS; (y) any breach by NPS of its representations, warranties, covenants or agreements hereunder or (z) a claim based on infringement of Third Party Intellectual Property Rights by the Product as it exists on the Effective Date.

(b) By NPS. NPS shall defend, indemnify and hold harmless Nycomed and its Affiliates and each of their officers, directors, shareholders, employees, successors and assigns from and against all Claims of Third Parties, and all associated Losses, to the extent arising out of (a) NPS’ negligence or willful misconduct in performing any of its obligations under this Agreement or (b) a breach by NPS of any of its representations, warranties, covenants or agreements under this Agreement; provided, however, that in all cases referred to in this Section 10.6(b), NPS shall not be liable to indemnify Nycomed for any Losses of Nycomed to the extent that such Losses of Nycomed were caused by: (x) the negligence or willful misconduct or wrongdoing of Nycomed or (y) any breach by Nycomed of its representations, warranties, covenants or agreements hereunder.

10.7 Procedure for Indemnification.

(a) Notice. Each Party will notify promptly the other if it becomes aware of a Claim (actual or potential) by any Third Party (a “Third Party Claim”) for which indemnification may be sought by that Party and will give such information with respect thereto as the other Party shall reasonably request. If any proceeding (including any governmental investigation) is instituted involving any Party for which such Party may seek an indemnity under Section 10.6 (the “Indemnified Party”), the Indemnified Party shall not make any admission or statement concerning such Third Party Claim, but shall promptly notify the other Party (the “Indemnifying Party”) orally and in writing and the Indemnifying Party and Indemnified Party shall meet to discuss how to respond to any Third Party Claims that are the subject matter of such proceeding. The Indemnifying Party shall not be obligated to indemnify the Indemnified Party to the extent any admission or statement made by the Indemnified Party or any failure by such Party to notify the Indemnifying Party of the Claim materially prejudices the defense of such Claim.

(b) Defense of Claim. If the Indemnifying Party elects to defend or, if local procedural rules or laws do not permit the same, elects to control the defense of a Third Party Claim, it shall be entitled to do so provided it gives notice to the Indemnified Party of its intention to do so within forty-five (45) days after the receipt of the written notice from the Indemnified Party of the potentially indemnifiable Third Party Claim (the “Litigation Condition”); provided that the Indemnifying Party expressly agrees the Indemnifying Party shall be responsible for satisfying and discharging any award made to the Third Party as a result of such proceedings or settlement amount agreed with the Third Party in respect of the Third Party Claim without prejudice to any provision in this Agreement or right at law which will allow the Indemnifying Party subsequently to recover any amount from the Indemnified Party to the extent the liability under such settlement or award was attributable to the Indemnified Party. Subject to compliance with the Litigation Condition, the Indemnifying Party shall retain counsel reasonably acceptable to the Indemnified Party (such acceptance not to be unreasonably withheld, refused, conditioned or delayed) to represent the Indemnified Party and shall pay the fees and expenses of such counsel related to such proceeding. In any such proceeding, the Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party. The Indemnified Party shall not settle any Claim for which it is seeking indemnification without the prior consent of the Indemnifying Party which consent shall not be unreasonably withheld, refused, conditioned or delayed. The Indemnified Party shall, if requested by the Indemnifying Party, cooperate in all reasonable respects in the defense of such Claim that is being managed and/or controlled by the Indemnifying Party. The Indemnifying Party shall not, without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, refused, conditioned or delayed), effect any settlement of any pending or threatened proceeding in which the Indemnified Party is, or based on the same set of facts could have been, a party and indemnity could have been sought hereunder by the Indemnified Party, unless such settlement includes an unconditional release of the Indemnified Party from all liability on Claims that are the subject matter of such proceeding. If the Litigation Condition is not met, then neither Party shall have the right to control the defense of such Third Party Claim and the Parties shall cooperate in and be consulted on the material aspects of such defense at the each Party’s own expense; provided that if the Indemnifying Party does not satisfy the Litigation Condition, the Indemnifying Party may at any subsequent time during the pendency of the relevant Third Party Claim irrevocably elect, if permitted by local procedural rules or laws, to defend and/or to control the defense of the relevant Third Party Claim so long as the Indemnifying Party also agrees to pay the reasonable fees and costs incurred by the Indemnified Party in relation to the defense of such Third Party Claim from the inception of the Third Party Claim until the date the Indemnifying Party assumes the defense or control thereof.

10.8 Assumption of Defense. Notwithstanding anything to the contrary contained herein, an Indemnified Party shall be entitled to assume the defense of any Third Party Claim with respect to the Indemnified Party, upon written notice to the Indemnifying Party pursuant to this Section 10.8, in which case the Indemnifying Party shall be relieved of liability under Section 10.6(a) or 10.6(b), as applicable, solely for such Third Party Claim and related Losses.

ARTICLE 11

TERM AND TERMINATION

11.1 Term. Unless terminated earlier in accordance with this Article 11, this Agreement shall remain in force for the period commencing on the Effective Date and ending on the later of, on a Country-by-Country and Product-by-Product basis, (a) twenty (20) years from First Commercial Sale of such Product in such Country and (b) the expiration or termination of the last to expire Valid Claim of a Patent Right Covering such Product in such Country (the “Term”).

11.2 Termination.

(a) Termination During Termination Period. At any time during the Termination Period, Nycomed may terminate this Agreement immediately by providing a Termination Notice to NPS.

(b) Termination at Will. Prior to the First Commercial Sale of Product in the Territory, Nycomed may terminate this Agreement by providing one hundred eighty (180) days’ written notice to NPS. After the First Commercial Sale of Product in the Territory, Nycomed may terminate this Agreement by providing three hundred sixty-five (365) days’ written notice to NPS. At any time after receipt of a termination notice from Nycomed pursuant to this Section 11.2(a), NPS may elect to terminate this Agreement anytime prior to the requisite time period and, upon such election, the effects of termination set forth in Section 11.3(a) shall apply.

(c) Termination For Material Breach. Upon any material breach of this Agreement by a Party (the “Breaching Party”), the other Party (the “Non-Breaching Party”) may terminate this Agreement by providing thirty (30) days’ written notice to the Breaching Party in the case of a breach of a payment obligation and sixty (60) days’ written notice to the

Breaching Party in the case of any other material breach. The termination shall become effective at the end of the notice period unless the Breaching Party cures such breach during such notice period; provided that the Non-Breaching Party may, by notice to the Breaching Party, designate a later date for such termination in order to facilitate an orderly transition of activities relating to Product. Notwithstanding the foregoing, (i) if such breach, by its nature, is incurable, the Non-Breaching Party may terminate this Agreement immediately upon written notice to the Breaching Party and (ii) if such breach (other than a payment breach), by its nature, is curable, but not within the forgoing cure period, then such cure period shall be extended if the Breaching Party provides a written plan for curing such breach to the Non-Breaching Party and uses Diligent Efforts to cure such breach in accordance with such written plan; provided that no such extension shall exceed ninety (90) days without the consent of the Non-Breaching Party.

(d) Termination For Insolvency. To the extent permitted by applicable law, if either Party shall become insolvent, or shall make or seek to make or arrange an assignment for the benefit of creditors, or if proceedings in voluntary or involuntary bankruptcy shall be initiated by, on behalf of or against such Party (and, in the case of any such involuntary proceeding, not dismissed within ninety (90) days), or if a receive or trustee of such Party’s property shall be appointed and not discharged within ninety (90) days, the other Party may terminate this Agreement by providing thirty (30) days’ written notice to the other Party. The termination shall become effective at the end of the notice period.

11.3 Effects of Termination.

(a) Certain Rights and Obligations Upon Termination At Will, if Nycomed is the Breaching Party or if Nycomed Becomes Insolvent. If Nycomed terminates this Agreement in accordance with Section 11.2(b) or if NPS terminates this Agreement in accordance with Section 11.2(c) or 11.2(d), then:

(i) Licenses. The licenses granted to Nycomed in Section 3.1 shall terminate;

(ii) Assignments. All of Nycomed’s rights and interests in the Co-Owned Patent Rights shall revert to NPS and Nycomed shall have no further ownership interest in the Co-Owned Patent Rights. Nycomed shall execute any assignments or other documentation necessary or desirable to transfer such Co-Owned Patent Rights to NPS.

(iii) Return of Materials. Nycomed shall as promptly as commercially practicable transfer to NPS or NPS’ designee at Nycomed’s expense (A) all of Nycomed’s right, title and interest in and to any Product Trademarks (including any goodwill associated therewith), any registrations and design patents for any of the foregoing and any internet domain name registrations for such Product Trademarks and slogans; (B) possession and ownership of all governmental or regulatory correspondence, conversation logs, filings and approvals (including all Regulatory Approvals) relating to the Development, Manufacture or Commercialization of Product in Nycomed’s possession or control, (C) copies of all data, reports, records and materials in Nycomed’ possession or control relating to the Development, Manufacture or Commercialization of Product, including all non-clinical and clinical data relating to Product, and (D) all records and materials in Nycomed’s possession or control containing Confidential Information of NPS (provided that Nycomed may keep one copy of such materials for archival purposes only); provided that in the case of clauses (C) and (D) above, such materials are only required to be transferred to the extent containing information for which NPS has funded Development Costs under a Joint Development Plan or pursuant to a buy-in right under this Agreement;

(iv) Manufacturing Activities. Nycomed shall (A) supply NPS or its designee with clinical and commercial quantities of Product for the Territory for the shorter of (1) [*] and (2) [*] from the effective date of such termination; provided, however, that NPS shall reimburse Nycomed for Nycomed’s [*] with respect to Product; and (B) transfer or cause to be transferred the completed Manufacturing process (together with any unique mold or tooling used solely in connection therewith) for Product to NPS or NPS’ designee upon NPS’ request, and at NPS’ cost and expense, and shall cooperate with NPS to effect the transition of such Manufacturing responsibilities;

(v) Exclusivity Obligation. Nycomed’s obligation under Section 10.1 shall continue for a period of three (3) years after the effective date of such termination, but NPS’ obligation shall terminate;

(vi) Appointment as Distributor. Following termination and to the extent allowable by applicable law, Nycomed shall appoint NPS as its exclusive distributor of Product in the Territory, grant NPS the right to appoint sub-distributors and thereafter, at NPS’ option, to supply Product to NPS in the Territory on terms no less favorable than those on which Nycomed supplied Product prior to such termination to its most favored distributor in each Country of the Territory, until such time as all Regulatory Approvals in the Territory have been transferred to NPS, NPS has obtained all necessary Manufacturing approvals and NPS has procured or developed its own source of Product supply, provided that NPS shall indemnify, defend and hold Nycomed and its Affiliates harmless from all Claims, damages, and liabilities arising out of NPS’ use or sale of Product in the Territory thereafter, unless attributable to Nycomed’s failure to Manufacture Product (where and to the extent performed by Nycomed) in accordance with applicable specifications;

(vii) Third Party Agreements. If NPS reasonably requests, and to the extent within Nycomed’s control, Nycomed shall transfer to NPS any Third Party agreements relating to the Development, Manufacture or Commercialization of Product to which Nycomed is a party, provided that NPS agrees to assume and perform all obligations arising under such agreements after the date of such assignment;

(viii) Disclosure and Delivery. Subject to Section 11.3(a)(iii) above, Nycomed shall transfer to NPS any Nycomed Know-How, to the extent then used in connection with the Manufacture, Commercialization or Development of Product. Such transfer shall be effected by the delivery of documents, to the extent such Know-How is not embodied in documents, and to the extent that such Know-How is not fully embodied in documents, Nycomed shall make its employees and agents who have knowledge of such Know-How in addition to that embodied in documents available to NPS for interviews, demonstrations and training to effect such transfer in a manner sufficient to enable NPS to practice such Know-How as theretofore practiced by Nycomed;

(ix) Sublicensees. Each of Nycomed’s sublicensees with respect to Product shall continue to have the rights and license set forth in their sublicense agreements, subject to the continued performance of the obligations thereunder; provided, however that such sublicensee agrees in writing that NPS is entitled to enforce all relevant terms and conditions of such sublicense agreement directly against such sublicensee; and provided, further that such sublicensee is not then in breach of its sublicense agreement;

(x) Disposition of Inventory. NPS shall have the option, exercisable within thirty (30) days following the effective date of such termination, to purchase any inventory of Product affected by such termination at Nycomed’s [*] therefor. NPS may exercise such option by written notice to Nycomed during such thirty (30) day period. Upon such exercise, the Parties will establish mutually agreeable payment and delivery terms for the sale of such inventory. If NPS does not exercise such option during such thirty (30) day period, of if NPS provides Nycomed with its intention not to exercise such option, then Nycomed and its Affiliates and sublicensees will be entitled, during the period ending on the last day of the sixth (6th) full month following the effective date of such termination, to sell any inventory of Product affected by such termination that remain on hand as of the effective date of such termination, so long as Nycomed pays to NPS the then-applicable portion of the Product Marketing Contribution or royalties on Net Sales, as applicable, in accordance with the terms and conditions set forth in this Agreement;

(xi) Development Costs. Nycomed shall continue to fund its share of all budgeted Development Costs for six (6) months following provision by NPS of such notice of termination (inclusive of any cure period), at which point its obligations with respect thereto shall cease; and

(xii) Cooperation. Nycomed shall execute all documents and take all such further actions as may be reasonably requested by NPS in order to give effect to the foregoing clauses (i) through (x).

(b) Certain Rights and Obligations Upon Termination if NPS is the Breaching Party or Becomes Insolvent. Without limiting any other legal or equitable remedies that Nycomed may have, if Nycomed terminates this Agreement in accordance with Section 11.2(c) or 11.2(d), then:

(i) Return of Materials. Nycomed shall as promptly as commercially practicable transfer to NPS or NPS’ designee at NPS’ expense (A) all of Nycomed’ right, title and interest in and to any Product Trademarks (including any goodwill associated therewith), any registrations and design patents for any of the foregoing and any internet domain name registrations for such Product Trademarks and slogans; (B) possession and ownership of all governmental or regulatory correspondence, conversation logs, filings and approvals (including all Regulatory Approvals) relating to the Development, Manufacture or Commercialization of Product in Nycomed’s possession or control, (C) copies of all data, reports, records and materials in Nycomed’s possession or control relating to the Development, Manufacture or Commercialization of Product, including all non-clinical and clinical data relating to Product, and (D) all records and materials in Nycomed’s possession or control containing Confidential Information of NPS (provided that Nycomed may keep one copy of such materials for archival purposes only); provided that in the case of clauses (C) and (D) above, such materials are only required to be transferred to the extent containing information for which NPS has funded Development Costs under a Joint Development Plan or pursuant to a buy-in right under this Agreement;

(ii) Manufacturing Activities. Nycomed shall (A) supply NPS with clinical and commercial quantities of Product for the Territory for the shorter of (1) the period until NPS or NPS’ designee has established and validated a Manufacturing process for Product and is approved to Manufacture clinical trial and commercial supplies of Product and (2) twenty-four (24) months from the effective date of such termination; provided, however, that NPS shall reimburse Nycomed for [*] percent [*] of Nycomed’s [*] with respect to Product; and (B) transfer or cause to be transferred the completed Manufacturing process (together with any unique mold or tooling used solely in connection therewith) for Product to NPS or NPS’ designee upon NPS’ request, and at NPS’ cost and expense, and shall cooperate with NPS to effect the transition of such Manufacturing responsibilities;

(iii) Exclusivity Obligation. NPS’ obligation under Section 10.1 shall continue for a period of three (3) years after the effective date of such termination, but Nycomed’s obligation shall terminate;

(iv) Appointment as Distributor. Following termination and to the extent allowable by applicable law, Nycomed shall appoint NPS as its exclusive distributor of Product in the Territory, grant NPS the right to appoint sub-distributors and thereafter, at NPS’ option, to supply Product to NPS in the Territory and shall cooperate to transfer all Regulatory Approvals in the Territory to NPS at NPS’ expense, provided that NPS shall indemnify, defend and hold Nycomed and its Affiliates harmless from all Claims, damages, and liabilities arising out of NPS’ use or sale of Product in the Territory thereafter, unless attributable to Nycomed’s failure to Manufacture Product (where and to the extent performed by Nycomed) in accordance with applicable specifications;

(v) Third Party Agreements. If NPS reasonably requests, and to the extent within Nycomed’s control, Nycomed shall transfer to NPS any Third Party agreements relating to the Development, Manufacture or Commercialization of Product to which Nycomed is a party, provided that NPS agrees to assume and perform all obligations arising under such agreements after the date of such assignment;

(vi) Disclosure and Delivery. Subject to Section 11.3(b)(i) above, Nycomed shall transfer to NPS any Nycomed Know-How, to the extent then used in connection with the Manufacture, Commercialization or Development of Product. Such transfer shall be effected by the delivery of documents, to the extent such Know-How is not embodied in documents, and to the extent that such Know-How is not fully embodied in documents, Nycomed shall make its employees and agents who have knowledge of such Know-How in addition to that embodied in documents available to NPS for interviews, demonstrations and training to effect such transfer in a manner sufficient to enable NPS to practice such Know-How as theretofore practiced by Nycomed;

(vii) Sublicensees. Each of Nycomed’s sublicensees with respect to Product shall continue to have the rights and license set forth in their sublicense agreements, subject to the continued performance of the obligations thereunder; provided, however that such sublicensee agrees in writing that NPS is entitled to enforce all relevant terms and conditions of such sublicense agreement directly against such sublicensee; and provided, further that such sublicensee is not then in breach of its sublicense agreement;

(viii) Disposition of Inventory. NPS shall within thirty (30) days following the effective date of such termination purchase any inventory of Product affected by such termination at [*] percent [*] of [*] therefor;

(ix) Development Costs. Nycomed shall have no obligation to continue to fund what would have been its share of all budgeted Development Costs following delivery of notice of termination; provided, however, that Nycomed shall be responsible to NPS for all costs of appropriately closing any ongoing clinical studies for which Nycomed is the sponsor or, at NPS’ or any Future Partner’s election, transferring such clinical studies to NPS or its Future Partner, as the case may be;

(x) Termination Costs. NPS shall upon Nycomed’s reasonably documented requested reimburse Nycomed for all reasonable out-of-pocket costs incurred in returning the materials and deliverables to NPS pursuant to subsections (i), (vi) and (vii) above; and

(xi) Cooperation. Nycomed shall execute all documents and take all such further actions at NPS’ expense as may be reasonably requested by NPS in order to give effect to the foregoing clauses (i) through (x).

(c) Certain Rights and Obligations Upon Termination by Nycomed during the Termination Period. If Nycomed terminates this Agreement during the Termination Period in accordance with Section 11.2(a), then all rights and obligations between the Parties shall terminate as of the date NPS receives a Termination Notice hereunder; provided, however, that, notwithstanding the foregoing, Nycomed shall continue to be obligated to pay to NPS the signing fee in Section 7.1 and the terms of Sections 11.3(b)(b)(i) and 11.3(b)(b)(vi) shall apply. The Parties further agree to execute all documents and take all such further actions as may be reasonably required in order to give effect to the continuing obligations under this Section 11.3(c).

11.4 Continuation of Agreement if NPS Becomes Insolvent. In lieu of termination by Nycomed under Section 11.2(d) with the effects set forth in Section 11.3(b), Nycomed shall have the option to continue this Agreement in full force and effect. Any licenses or rights granted under or pursuant to this Agreement by NPS to Nycomed are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11, US Code (the “Code”), licenses of rights to “intellectual property” as defined under Section 101(35A) o the Code. The Parties agree that during the Term, Nycomed, as licensee of rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Code, subject to the continued performance of its obligations under this Agreement.

11.5 License Grant Effective Upon Expiration of Term. Solely upon the expiration of the Term, and not including any earlier termination permitted hereunder, Nycomed shall have a non-exclusive, fully paid, royalty-free right and license to Manufacture, Commercialize and import Compound, Product and the Device in the Territory in the Field.

11.6 Survival. In the event of any expiration or termination of this Agreement, all financial obligations under Article 7 owed as of the effective date of such expiration or termination shall remain in effect, and (b) the provisions set forth in Article 9 and Article 13 and in Sections, 10.1, 10.5, 10.6, 11.2, and 11.3, and all other provisions contained in this Agreement that by their terms survive expiration or termination of this Agreement, shall survive. In addition, in the event of an expiration of this Agreement (but not in the event of any termination of this Agreement pursuant to Section 11.2), the licenses granted in Section 3.1 shall survive as perpetual, fully paid-up, non-royalty-bearing, nonexclusive licenses.

ARTICLE 12

FINAL DECISION-MAKING; DISPUTE RESOLUTION

12.1 Arbitration. Any dispute arising out of or relating to this Agreement that is not resolved by the Management Committee, including without limitation the interpretation of this Agreement and any breach or alleged breach of this Agreement, shall be resolved through binding arbitration as follows:

(a) A Party may submit such dispute to arbitration by notifying the other Party, in writing, of such dispute. Within thirty (30) days after receipt of such notice, the Parties shall designate in writing a single arbitrator to resolve the dispute; provided, however, that if the Parties cannot agree on an arbitrator within such thirty (30)-day period, the arbitrator shall be selected by the office of the American Arbitration Association (the “AAA”). The arbitrator shall be a lawyer knowledgeable and experienced in the law concerning the subject matter of the dispute, and shall not be an Affiliate, employee, consultant, officer, director or stockholder of either Party or of an Affiliate of either Party.

(b) Within thirty (30) days after the designation of the arbitrator, the arbitrator and the Parties shall meet, at which time the Parties shall be required to set forth in writing all disputed issues and a proposed ruling on the merits of each such issue.

(c) The arbitrator shall set a date for a hearing, which shall be no later than forty-five (45) days after the submission of written proposals pursuant to Section 12.1(b), to discuss each of the issues identified by the Parties. The Parties shall have the right to be represented by counsel. Except as provided herein, the arbitration shall be governed by the Commercial Arbitration Rules of the AAA; provided, however, that the Federal Rules of Evidence shall apply with regard to the admissibility of evidence and the arbitration shall be conducted by a single arbitrator.

(d) The arbitrator shall use his or her best efforts to rule on each disputed issue within thirty (30) days after the completion of the hearings described in this Section 12.1. The determination of the arbitrator as to the resolution of any dispute shall be binding and conclusive upon all Parties. All rulings of the arbitrator shall be in writing and shall be delivered to the Parties.

(e) The (i) attorneys’ fees of the Parties in any arbitration, (ii) fees of the arbitrator and (iii) costs and expenses of the arbitration shall be borne by the Parties as determined by the arbitrator.

(f) Any arbitration pursuant to this Section 12.1 shall be conducted in New York, New York.

(g) Nothing in this Section 12.1 shall be construed as limiting in any way the right of a Party to seek injunctive relief with respect to any actual or threatened breach of this Agreement from, or to bring an action in aid of arbitration in, a court of law.

ARTICLE 13

MISCELLANEOUS

13.1 Choice of Law. This Agreement shall be governed by and interpreted under, the laws of the State of New York excluding: (a) its conflicts of laws principles; (b) the United Nations Conventions on Contracts for the International Sale of Goods; (c) the 1974 Convention on the Limitation Period in the International Sale of Goods (the “1974 Convention”); and (d) the Protocol amending the 1974 Convention, done at Vienna April 11, 1980.

13.2 Notices. Any notice or report required or permitted to be given or made under this Agreement by one of the Parties to the other shall be in writing and shall be deemed to have been delivered upon personal delivery or (a) in the case of notices provided between Parties in the continental United States, four days after deposit in the mail or the business day next following deposit with a reputable overnight courier and (b) in the case of notices provided by telecopy (which notice shall be followed immediately by an additional notice pursuant to clause (a) above if the notice is of a default hereunder), upon completion of transmissions to the addressee’s telecopier, as follows (or at such other addresses or facsimile numbers as may have been furnished in writing by one of the Parties to the other as provided in this Section 13.2):

If to NPS:

NPS Allelix Corp.

c/o NPS Pharmaceuticals, Inc.

Morris Corporate Center

4th Floor, Building B

300 Interpace Parkway

Parsippany, NJ 07054

United States of America

Facsimile No.: 973.316.6463

Attention: Chief Executive Officer

With a copy to:

NPS Pharmaceuticals, Inc.

Office of General Counsel

Morris Corporate Center 1

4th Floor, Building B

300 Interpace Parkway

Parsippany, NJ 07054

United States of America

Attention: General Counsel

Facsimile No.: 973.316.6463

And with a copy to:	Morgan, Lewis & Bockius LLP 502 Carnegie Center Princeton, New Jersey 08540 Attention: Randall B. Sunberg Facsimile No.: 609.919.6701

If to Nycomed:	Nycomed GmbH Byk Gulden Str. 2 78467 Konstanz Attention: General Counsel Facsimile No.: +497531842982

13.3 Severability. If, under applicable law or regulation, any provision of this Agreement is invalid or unenforceable, or otherwise directly or indirectly affects the validity of any other material provision(s) of this Agreement (such invalid or unenforceable provision, a “Severed Clause”), it is mutually agreed that this Agreement shall endure except for the Severed Clause. The Parties shall consult one another and use their best efforts to agree upon a valid and enforceable provision that is a reasonable substitute for the Severed Clause in view of the intent of this Agreement.

13.4 Captions. All captions herein are for convenience only and shall not be interpreted as having any substantive meaning.

13.5 Integration. This Agreement constitutes the entire agreement between the Parties hereto with respect to the within subject matter and supersedes all previous agreements, whether written or oral. This Agreement may be amended only in writing signed by properly authorized representatives of each of NPS and Nycomed.

13.6 Independent Contractors; No Agency. Neither Party shall have any responsibility for the hiring, firing or compensation of the other Party’s employees or for any employee benefits. No employee or representative of a Party shall have any authority to bind or obligate the other Party to this Agreement for any sum or in any manner whatsoever, or to create or impose any contractual or other liability on the other Party without said Party’s written approval. For all purposes, and notwithstanding any other provision of this Agreement to the contrary, Nycomed’ legal relationship under this Agreement to NPS shall be that of independent contractor.

13.7 Assignment; Successors. Neither NPS nor Nycomed may assign this Agreement in whole or in part, nor any rights hereunder, without the prior written consent of the other Party; provided that (a) either Party may assign this Agreement to an Affiliate, (b) this Agreement may be assigned by a Party to a Third Party in connection with a sale or transfer of all or substantially all of such Party’s business or assets to which this Agreement relates and (c) NPS may assign its rights to receive the royalty payments under Section 7.4 to a Third Party. Any assignment made other than in accordance with the immediately preceding sentence shall be wholly void and invalid, and the assignee in any such assignment shall acquire no rights whatsoever, and the non-assigning Party shall not recognize, nor shall it be required to recognize, such assignment. This Section 13.7 limits both the right and the power to assign this Agreement and/or rights under this Agreement. This Agreement shall be binding upon, and shall inure to the benefit of, all permitted successors and assigns.

13.8 Expenses. Each Party shall pay its own expenses (including legal and accounting fees) incurred in connection with the negotiation and execution of this Agreement and any related documentation.

13.9 Execution in Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and both of which counterparts, taken together, shall constitute one and the same instrument even if both Parties have not executed the same counterpart. Signatures provided by facsimile transmission shall be deemed to be original signatures.

13.10 No Consequential or Punitive Damages. NEITHER PARTY HERETO WILL BE LIABLE FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY, PUNITIVE OR MULTIPLE DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, OR FOR LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES. NOTHING IN THIS SECTION 13.10 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY WITH RESPECT TO THIRD PARTY CLAIMS.

13.11 Non-Solicitation. During the Term, and for a period of one (1) year thereafter, neither Party shall either directly or indirectly solicit, recruit, induce, encourage or attempt to induce or encourage any employee of the other Party or any independent contractor primarily dedicated to the Development, Manufacture or Commercialization of Product to terminate his or her employment with such other Party and become employed by or consult for such other Party whether or not such employee is a full-time employee of such other Party, and whether or not such employment is pursuant to a written agreement or is at-will.

13.12 Transfer of NPS Intellectual Property; NPS Allelix No Longer a Party. NPS Allelix and NPS US shall each be Party to this Agreement for so long as either NPS Allelix or NPS US Controls any rights in or to the NPS Intellectual Property. At such time as NPS Allelix transfers all of its rights in the NPS Intellectual Property to NPS US, NPS Allelix shall no longer be a Party hereunder and all references to NPS contained in this Agreement shall refer solely to NPS US; provided, however, that NPS Allelix shall not be excused from any of its obligations under this Agreement to the extent that NPS Allelix is required for the fulfillment of any such obligations hereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, NPS and Nycomed have caused this Agreement to be duly executed by their authorized representatives under seal, in duplicate on the Effective Date.

NPS ALLELIX CORP.

By:
	Name:	N. Anthony Coles
	Title:	Chief Executive Officer

NPS PHARMACEUTICALS, INC.

By:
	Name:	N. Anthony Coles
	Title:	Chief Executive Officer

NYCOMED GmbH

By:
Name:
Title:

By:
Name:
Title:

[SIGNATURE PAGE TO DISTRIBUTION AND LICENSE AGREEMENT]

SCHEDULE 1.10

Compound Description

STATEMENT ON A NONPROPRIETARY NAME ADOPTED BY THE USAN COUNCIL:

USAN	TEDUGLUTIDE

PRONUNCIATION	te due’ gloo tide

THERAPEUTIC CLAIM	treatment of intestinal diseases characterized by chemical or surgical damage of the intestinal epithelium such as Short Bowel Syndrome (SBS) or damage to the intestinal epithelium due to disease (glucagon-like peptide-2 (GLP-2) analog)

CHEMICAL NAMES

1.)	ALX 0600 ( 2-glycine-1-33-glucagon-like peptide II (human) )

2.)	[2-glycine]-1-33-glucagon-like peptide II (human)

STRUCTURAL FORMULA

MOLECULAR FORMULA	C164H252N44O55S

MOLECULAR WEIGHT	3752

TRADEMARK	Unknown as yet

MANUFACTURER	NPS Pharmaceuticals

CODE DESIGNATION	ALX 0600

CAS REGISTRY NUMBER	287714-30-1

SCHEDULE 1.55

Royalty-Bearing Patents

[*]

SCHEDULE 4.2(c)

Initial Development Plan

[*]

SCHEDULE 4.5(b)(iii)

Access to Data for Regulatory Approval Applications

[*]

SCHEDULE 6.1

Third Party Manufacturers

[*]

SCHEDULE 6.3

Technology Transfer

[*]